SCHEDULE 14A INFORMATION

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Day:	Wednesday, August 20, 2014

Time:	11:00 a.m., Eastern Daylight Time

Place:	La-Z-Boy Incorporated Auditorium
1284 North Telegraph Road
Monroe, Michigan

Monroe, Michigan
July 9, 2014

To our shareholders:

We invite you to attend our 2014 annual meeting of shareholders to be held Wednesday, August 20, 2014, in our auditorium in Monroe, Michigan.  Only shareholders of record at the close of business on June 26, 2014, will be entitled to vote at the meeting.  At the meeting, we intend to:

•	Elect 11 directors for one-year terms expiring in 2015,

•	Hold a non-binding advisory vote on a proposal to approve the compensation of our named executive officers,

•	Ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2015, and

•	Transact any other business that may properly come before the meeting.

Please vote your proxy promptly.  If you received a paper copy of the proxy materials, you may vote by mail by signing, dating, and returning the enclosed proxy card in the accompanying envelope.  You may also vote by telephone or on the Internet (see the instructions attached to the proxy card or on the Notice of Internet Availability of Proxy Materials).  Even if you vote by one of these methods prior to the meeting, you may still vote your shares in person at the meeting, and doing so will revoke your previous vote.

BY ORDER OF THE BOARD OF DIRECTORS
James P. Klarr, Secretary

2014 PROXY STATEMENT OF LA-Z-BOY INCORPORATED

General Information about the Annual Meeting and Voting

The 2014 annual meeting of the shareholders of La‑Z‑Boy Incorporated will be held in the La‑Z‑Boy auditorium on August 20, 2014, beginning at 11:00 A.M. (Eastern Daylight Time).  La-Z-Boy’s board of directors is soliciting your proxy. We are furnishing this proxy statement and the accompanying form of proxy to our shareholders beginning on July 9, 2014.

Meeting Purposes. At the meeting, shareholders will elect 11 directors for one-year terms expiring at the shareholders’ meeting in 2015.  We are also asking shareholders to approve, by advisory vote, the compensation of our named executive officers and to ratify the selection of our independent registered public accounting firm for fiscal year 2015.  We do not expect any other business, except for routine or procedural matters, to be conducted at the meeting.  If any other business is properly brought up, the persons named in the enclosed proxy will have authority to vote on it in their discretion.

Proxy Materials Available on Internet. We are making our proxy materials available to our shareholders on the Internet.  On July 9, 2014, we sent shareholders a one-page “Notice of Internet Availability of Proxy Materials,” which included instructions on how to access our proxy materials.  The materials, consisting of this proxy statement and our fiscal 2014 annual report to shareholders, are available at www.proxyvote.com. The Notice of Internet Availability of Proxy Materials also provides instructions on how to vote shares.  By making the materials available through the Internet, we expect to reduce our costs, conserve natural resources, and expedite delivery of the proxy materials.  If, however, you prefer to receive paper copies of the proxy materials, please follow the instructions included on the Notice of Internet Availability of Proxy Materials.  If you previously elected to receive our proxy materials electronically, you will continue to receive them by e-mail until you elect otherwise.

Voting.  Only shareholders of record at the close of business on June 26, 2014, the record date, will be eligible to vote. There is only one class of stock entitled to vote at the meeting, our common stock, $1.00 par value, of which there were 52,737,377 shares outstanding on the record date.  A quorum, which is a majority of the outstanding shares, is needed to conduct a meeting.  Each share is entitled to one vote for each director position and one vote for each issue; cumulative voting is not available.  If you received a paper copy of the proxy materials, you may vote your shares by signing and dating each proxy card you received and returning the cards in the enclosed envelope.  The proxies will be voted according to your directions on the proxy card.  If you return a signed card without specifying your vote, your shares will be voted:

•	FOR the election of each of the director nominees named in this proxy statement,

•	FOR approval of the compensation of our named executive officers, and

•	FOR ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2015.

If you sign and return your proxy card, your shares will be voted on any other business that properly comes before the meeting as determined by the persons named in the proxy. We urge you to sign, date, and return your proxy card promptly, or vote by telephone or on the Internet (see below), even if you plan to attend the meeting in person.  If you do attend in person, you will be able to vote your shares at the meeting even if you previously signed a proxy card or voted by telephone or on the Internet.

Telephone and Internet Voting. We encourage you to vote by telephone or on the Internet.  If your shares are held in your name, you can vote by telephone or on the Internet by following the instructions on the proxy card or as explained in the Notice of Internet Availability of Proxy Materials.  If you are a beneficial holder with your shares held in the name of your broker, bank, or other financial institution, you will receive telephone or Internet voting instructions from your institution.

Shares Held by Broker. If you hold your shares through a broker, bank, or other financial institution, you will receive your proxy materials and voting instructions from the institution.  Under New York Stock Exchange rules, your broker, bank, or financial institution will not vote your shares in director elections without your specific instructions.  To ensure your vote is counted, you must provide directions to your broker, bank, or financial institution by following its instructions.

Changing Your Vote. You may change your vote by submitting a new vote by proxy, telephone, Internet, or in person at the meeting.  A later vote will cancel an earlier vote.  For example, if you vote by Internet and later vote by telephone, the telephone vote will count, and the Internet vote will be canceled.  If you wish to change your vote by mail, you should request a new proxy card from our Secretary at 1284 N. Telegraph, Monroe, Michigan, 48162. Your last vote received before the meeting will be the only one counted.  You may also change your vote by voting in person at the meeting.  In that event, your vote at the meeting will count and cancel any previous vote.

Vote Required.  Under applicable Michigan law, directors are elected by plurality vote.  Provided there is a quorum at the meeting, the nominees who receive the highest through the eleventh highest numbers of votes will be elected, regardless of the number of votes cast.  So long as each candidate receives at least one vote, withheld votes and broker non-votes have no effect on the election results.  However, our corporate governance guidelines require that any director who fails to receive a majority of the votes cast must, at the board meeting immediately following the shareholders’ meeting, offer to resign as director.  Our board must act on such an offer of resignation at or before its next meeting, which is currently planned for mid-November, and publicly disclose its decision.  For purposes of this provision of our corporate governance guidelines, only votes FOR or WITHHELD from a given candidate will be counted as votes cast.  Broker non-votes will not count.

To pass, the non-binding advisory proposal to approve the compensation of our named executive officers must receive a majority of the votes cast on the proposal.  Abstentions and broker non-votes have no effect as they are considered votes not cast.

Ratification of our selection of our independent registered public accounting firm requires a majority of votes cast on the proposal. Abstentions and broker non-votes have no effect as they are considered as votes not cast.  If our audit committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm does not receive a majority of the votes cast, the audit committee will, as a matter of good corporate practice, reconsider its selection.

Number of Copies Sent to Household. If there are two or more shareholders at your address, we have sent your household only one copy of our annual report and proxy statement unless you previously withheld your consent to “householding” or you instruct us otherwise.  Householding saves us the expense of mailing duplicate documents to your home and conserves our natural resources, and we hope that receiving one copy rather than multiple copies is more convenient for you.  Nonetheless, we will promptly provide additional copies of our 2014 annual report or this proxy statement to the other shareholders in your household if you send a written request to: Office of the Secretary, La‑Z‑Boy Incorporated, 1284 North Telegraph Road, Monroe, Michigan 48162, or you may call us at 734-242-1444 to request additional copies. Copies of the annual report, proxy statement, and other reports we file with the SEC are also available on our website at http://investors.la-z-boy.com or through the SEC’s website at www.sec.gov.

You may, at any time, revoke your consent to householding by contacting Broadridge Financial Solutions, Inc., either by calling toll-free 800-542-1061, or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717.  If you revoke your consent, you will be removed from the householding program within 30 days of receipt of your revocation, and each shareholder at your address will then begin receiving individual copies of our disclosure documents.

More Information about Voting Your Shares.  Information regarding the proxy process is available from the SEC on its website at: http://www.sec.gov/spotlight/proxymatters.shtml.

Principal Executive Office. The shareholders’ annual meeting will be held at our principal executive office at 1284 North Telegraph Road, Monroe, Michigan, 48162.  Any communication for the company’s secretary or directors may be directed to the corporate secretary at that address.

Costs of Proxy Solicitation

We will pay the expense of soliciting proxies pursuant to this proxy statement.

CORPORATE GOVERNANCE

Board of Directors.  In overseeing our management, our directors consider the interests of our various stakeholders, including our shareholders, employees, customers, vendors, and the communities we impact.  The board’s responsibilities include:

•	Selecting and evaluating the performance of our President and Chief Executive Officer;

•	Planning for our President and CEO’s succession;

•	Reviewing and approving our strategic plan and major operational actions;

•	Evaluating whether we are running our business properly, including monitoring our management’s risk assessment and mitigation efforts;

•	Overseeing our process for maintaining the integrity of our financial statements, disclosures, and compliance with laws and ethics.

Our board abides by a set of corporate governance guidelines that can be found on our website at   http://investors.la-z-boy.com, under “Corporate Governance.”  These guidelines outline, among other governance matters, the role of the board and our policies related to director selection, membership criteria, independence, orientation, and assessment of board performance.  They are regularly reviewed and updated to reflect regulatory requirements and evolving practices in corporate governance.  We post at the same site our other key governance documents such as the lead director charter, the charters for each of the board’s key committees, and our Code of Business Conduct, which establishes our expectations for the business behavior of our employees, officers and directors.

Leadership Structure.  Our directors have reviewed, discussed and concluded that in the current economic environment a single leader acting as chairman and CEO provides us with the most effective leadership to implement our strategic plan and initiatives. To address any disadvantages inherent in consolidating the roles of chairman and CEO, our directors, as our Corporate Governance Guidelines require, have elected an independent director as Lead Director with the duties and responsibilities described below.  This leadership structure has provided substantially all of the benefits of an independent chairman, while delivering the added benefit of a clearly defined leader of our company.

Our lead director serves as the principal liaison between our independent directors and our chairman, facilitating a steady stream of communications between management and our independent directors.  Among other duties, the lead director:

•	collaborates with the chairman and the various committee chairs to establish the board and committee meeting agendas;

•	solicits and recommends matters for the board and committees to consider;

•	advises the chairman as to the quality, quantity, and timeliness of the information submitted to the directors;

•	calls meetings of the independent directors or calls for executive sessions during board meetings;

•	serves as chairman of the meetings of the independent directors or executive sessions of the board;

•	collaborates with committee chairs to ensure board work is conducted at the appropriate level, coordinates on issues involving multiple committees, and appropriately reports to the board;

•	meets with our President and CEO to discuss his performance; and

•	presides at board meetings when the chairman is absent.

Our strong independent lead director structure, in combination with a board composed of independent directors (excluding the chairman), allows the board to monitor the executive chairman’s performance and oversee the interests of our company and shareholders effectively.

Risk Oversight.  Our board of directors is responsible for overseeing our risks, while management is responsible for assessing and managing of the Company’s risk day to day.  Our nominating and governance committee ensures that the oversight of our identified risk categories, which include strategic, operational, IT, and financial risk, are appropriately assigned to our various board committees or the full board of directors.  Each committee reviews and reports to the board on its respective risk categories.  By regularly reviewing our established risk management process, including our assessment and mitigation efforts, our directors obtain an understanding of the risks inherent in the Company’s strategy.  Throughout the year, our board and board committees discuss the various risks confronting the Company, particularly when they review operating and strategic plans and consider approving specific actions.  Our nominating and governance committee and our board as a whole encourage open communication and appropriate escalation of reporting of risk throughout the enterprise, striving to ensure that risk management is part of the corporate culture.

Director Independence.  Our board of directors strongly supports the concept of director independence.  Our board is currently composed of ten independent directors and one employee director.  Our chairman and CEO is the only member of the board who is a current or past company employee.  Our Corporate Governance Guidelines and the NYSE rules require that a majority of our directors be independent, and we further limit membership on our audit, compensation, and nominating and governance committees to independent directors.

Our board annually reviews and determines the independence of each director. It has determined that except for our Chairman and CEO, each of our directors is an independent director who lacks any material relationship with our company, our management, or our other directors that would impede the director’s autonomy.  As reflected in our Corporate Governance Guidelines, our board determines that a director is independent if, in the previous three years, neither the director nor an immediate family member:

•	was employed by our company or our independent registered public accounting firm;

•	was employed by a company with a compensation committee of which one of our executive officers was a member;

•	received more than $120,000 during any 12-month period in direct compensation from La‑Z‑Boy, other than director compensation or pension or other forms of deferred compensation for prior service (provided such compensation was not contingent in any way on continued service); and

•	was an executive officer or employee of an entity that made payments to or received payments (other than contributions to a tax-exempt organization or charity) from us for property or services that, in any single fiscal year, exceeded the greater of $1 million or 2% of the other entity’s consolidated gross revenues.

We have adopted the following categorical standards to identify relationships that we would not consider material:

•	A director is an executive officer, director, or shareholder of a company that does business with us and the annual revenues derived from that business are less than 1% of each company’s total revenues;

•	A director is an executive officer, director, or shareholder of a company that is indebted to us, or to which we are indebted, and the total amount of each company’s indebtedness to the other is less than 1% of the total consolidated assets of each company; or a director is an executive officer, director, or shareholder of a bank or other financial institution (or its holding company) that extends credit to us on normal commercial terms and the total amount of our indebtedness to the bank or other financial institution is less than 3% of our total consolidated assets;

•	A director is an executive officer or director of a company in which we own common stock but our interest is less than 5% of the total shareholders’ equity;

•	A director’s family member is or was employed by us in a non-executive capacity with compensation that has not exceeded $120,000 in any fiscal year;

•	A director is a director, officer, or trustee of a charitable organization to which we contribute, but our annual contributions (exclusive of gift-match payments) are less than 1% of the organization’s total annual charitable receipts, all of our contributions were approved through our normal approval process, and no contribution was made “on behalf of” any of our officers or directors; or a director is a director of the La‑Z‑Boy Foundation; and

•	A director is a member of, employed by, or of counsel to a law firm or investment banking firm that performs services for us, our payments to the firm during a fiscal year do not exceed 1% of the firm’s gross revenues, and the director’s relationship with the firm is such that the director’s compensation is not linked directly or indirectly to our payments to the firm.

Our board of directors has determined that each of our directors other than our Chairman and CEO is an “independent” director as defined by the listing standards of the NYSE and our Corporate Governance Guidelines.

Majority Vote Standard for Director Elections. Our Corporate Governance Guidelines require that any director who fails to receive a majority of  votes cast in an uncontested election must submit his or her resignation at the board meeting that immediately follows the annual shareholders’ meeting.  The other directors must act on the resignation at or before the next regularly scheduled meeting and publicly report the board’s decision.  An election is treated as contested for purposes of this rule if there are more nominees for board seats than there are positions to be filled by election at the meeting.

Related Party Transactions.  Our Code of Business Conduct, which applies to all of our employees and directors, requires that any potential conflict of interest be either avoided or disclosed to our president, secretary, or audit committee chairman.  Each year, we require our directors and executive officers to complete a questionnaire disclosing any transactions between them or their immediate family members and the company.  The audit committee reviews any transactions related to directors or executive officers reported and takes appropriate action.  We will disclose on our website any waivers of the Code of Business Conduct granted to our directors or executive officers.  We granted no waivers in fiscal 2014.

Independent Audits.  Our audit committee reviews with our independent registered public accounting firm the key staff assigned to our audit and ensures that the lead partner is rotated at least once every five years.  We have selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2015 (see Proposal #3).

Meetings.  Our board met five times during fiscal 2014.  At each board meeting, the non-employee directors meet in executive session without management present.  These executive sessions are chaired by our lead director.  During fiscal 2014, each director attended at least 75 percent of the meetings of the board and committees on which the director served.  All of the directors attended the 2013 shareholders’ meeting, and we expect all the current directors to attend the 2014 shareholders’ meeting.

Communication with Directors.  Interested parties may communicate their comments, concerns or questions about La-Z-Boy to our chairman, lead director, or any or all of our other directors by letter addressed to them and sent by U.S. mail to:

Office of the Corporate Secretary
La-Z-Boy Incorporated
1284 North Telegraph Road
Monroe, Michigan 48162

The corporate secretary reviews and compiles any communications received, provides a summary of any lengthy or repetitive communications, and forwards them to the appropriate director or directors.  The complete communication is furnished in response to a request by the appropriate director or directors.

Board Committees.  We currently have three standing committees of the board: the audit, compensation, and nominating and governance committees.  At the board of directors meeting immediately following the annual shareholders’ meeting, the directors establish the membership and determine the chair of each committee.  In accordance with our Corporate Governance Guidelines and the independence standards of the NYSE rules, only independent directors serve on these committees.

Our board of directors reviews and approves each of the committee’s charter and amendments.  Each committee, and the full board, is authorized to engage independent consultants and advisors at the company’s expense.  Our chairman is not a member of any of the board committees, but he coordinates the agendas and activities of the committees with the lead director and each committee chair and attends each committee meeting.  Our lead director serves on our audit and compensation committees and generally attends the nominating and governance committee meetings.  Committee chairs do not sit on any other committee.  Other non-employee directors typically sit on two committees.  The current membership of each of the committees is shown in the following table:

Board and Committee Membership
Name	Board	Audit	Compensation	Nominating and Governance

Kurt L. Darrow	Chair
John H. Foss	✓	Chair
Richard M. Gabrys	Lead	✓	✓
Janet L. Gurwitch	✓		✓	✓
David K. Hehl	✓	✓		✓
Edwin J. Holman	✓	✓		✓
Janet E. Kerr	✓			Chair
Michael T. Lawton	✓	✓	✓
H. George Levy, MD	✓		✓	✓
W. Alan McCollough	✓		Chair
Dr. Nido R. Qubein	✓		✓	✓

Audit Committee

Our audit committee assists our board in overseeing our financial reporting process, our compliance with legal and regulatory requirements, and the effectiveness of our internal and external audit functions.  The committee selects an independent registered public accounting firm to perform an annual audit of our financial statements and internal controls and manages our relationship with the firm.  The committee does not, however, provide any professional certification of our outside auditor’s work or any expert or special assurance about our financial statements.  The committee monitors the auditor’s independence, annually requests and reviews the firm’s written statement of relationships with the company, and reviews and limits our use of our outside auditors for non-audit work.  The committee discusses with management and our outside auditor the quality and adequacy of our internal controls for financial reporting. The committee’s charter requires that each member meet the enhanced independence standards for audit committees established in the SEC and NYSE listing standards.  The board has determined each of the five committee members meets these independence standards, is financially literate and has accounting or related financial management expertise within the meaning of the NYSE’s corporate governance listing standards, and is an audit committee financial expert within the meaning of the SEC rules.  The committee met 11 times during fiscal 2014.  For further discussion of the audit committee’s activities, see “Audit Committee Report” below.

Compensation Committee

Our compensation committee assists our board in overseeing our compensation programs for our executives and directors, and the related risks.  The committee reviews and approves the compensation packages for our CEO, chief financial officer, and the executive officers named in the Summary Compensation Table, with the intention of providing a competitive total compensation package with adjustments based on the executive’s performance.  In establishing the compensation packages for the named executive officers, the committee annually evaluates our CEO’s performance and reviews with him the performance of our other named executive officers.  Only directors who meet standards of independence promulgated by the SEC (i.e., “non-employee director” as defined in the rules under Section 16 of the Securities Exchange Act of 1934), the Internal Revenue Service (i.e., “outside director” as defined in the regulations under Section 162(m) of the Internal Revenue Code), and the NYSE listing standards may serve on the committee.  In performing its duties, the committee has access to our senior management, human resources, and legal personnel.  The committee also utilizes an independent outside compensation consultant (Hay Group since fiscal 2010) to advise it on executive compensation matters.  Each year the committee reviews and discusses the independence of its advisers pursuant to NYSE rules and has determined that Hay Group is independent and its work for the committee does not raise any conflicts of interest.  The committee annually produces a report on executive compensation for inclusion in the proxy statement (see “Compensation Committee Report” below).  The compensation committee met four times in fiscal 2014.  The committee’s charter can be found on our website at http://investors.la-z-boy.com, under “Corporate Governance,” and we will also provide a written copy to any shareholder who requests it.

Compensation Risk Assessment. The compensation committee, with the assistance of its outside compensation consultant, reviewed management’s risk assessment related to our compensation plans and concluded that our policies and practices are not reasonably likely to have a material adverse effect on the company.  At the committee’s request, management undertook a detailed review of its compensation programs to identify material risks and the existing processes mitigating those risks.  Management reviewed the existing compensation plans with a focus on incentive compensation plans and evaluated the plans for various factors including alignment with business strategy, consistent performance metrics, the use of hurdles, market competitiveness, impact on motivation, and the opportunities for management discretion.  The review probed for material financial, operational, and reputational risks.  Management discussed the results of this review with Hay Group, the committee’s independent compensation consultant.  Management subsequently reviewed with the committee the identified risks and management’s determination that the plans and policies do not create risks that are reasonably likely to have a material adverse effect on the company.

Compensation Committee Interlocks and Insider Participation.  Other than the addition of Mr. Lawton following his election to the board, the membership of the committee was unchanged in fiscal 2014.  The committee now consists of Messrs. Gabrys, Lawton, and McCollough, Dr. Levy, Dr. Qubein, and Ms. Gurwitch.  None of them has been an officer or employee of our company or any of our subsidiaries.  None of our named executive officers serves on the board of directors of any company that employs a member of our compensation committee.

Nominating and Governance Committee

Our nominating and governance committee is composed of independent directors and met five times during fiscal 2014.  The committee oversees our board’s practices, policies, and procedures and makes recommendations on general corporate governance issues including the size, structure, and composition of the board and its committees.  The committee also identifies, evaluates, and recommends director candidates to the board.  The committee considers candidates identified by the committee’s own members or referrals from other board members, management, or outside sources, including candidates recommended by shareholders.  (For information on how to propose a candidate to the committee or nominate a director, see “Next Annual Meeting—Shareholder Proposals for the 2015 Annual Meeting” page 45.)  In evaluating proposed candidates, the committee may review their résumés, obtain references, and conduct personal interviews.  The committee considers, among other factors, the board’s current and future need for specific skills and the candidate’s experience, leadership qualities, integrity, diversity, ability to exercise mature judgment, independence, and ability to make the appropriate time commitment to the board.  The committee also assists our board in overseeing our enterprise risk management process, including risk assessment, mitigation, and the determination of risk tolerance levels.  See “Risk Oversight” above for more discussion of our risk oversight process.   The committee’s charter can be found on our website at http://investors.la-z-boy.com, under “Corporate Governance.”

Director Compensation.  Working with an independent compensation consultant, we designed our annual pay package for directors to attract and retain highly qualified professionals to represent our shareholders.  Directors who are also our employees receive no additional compensation for serving on the board.  Non-employee directors receive a combination of cash and restricted stock units as compensation for their service.  We reimburse our directors for their costs of travel, lodging, and related expenses while on company-related business.  We provide membership in the National Association of Corporate Directors (NACD) for each director and reimburse directors for fees and expenses for participation in NACD and other programs on corporate governance and other issues related to their duties as directors.  We encourage our directors to enhance their understanding of our operations and business by visiting our facilities, retail outlets, and competing retailers.

Based on Hay Group’s recommendation, and consistent with market trends in director compensation, early in fiscal 2014, we increased our directors’ retainers and equity compensation and eliminated board and committee meeting fees (except in extraordinary cases where directors are required to attend more than 25 meetings annually).  Effective August 1, 2013, we increased our directors’ annual retainers by $5,000 (approximately 3.6%), split evenly between cash and equity compensation.  For fiscal 2014, we paid each director cash and equity compensation in the following amounts:

Cash Compensation

We paid each non-employee director an annual cash retainer of $71,875, which includes only nine months at the new retainer amount.  Mr. Lawton began his service as a director upon his election at the August shareholders meeting, and his compensation reflects a pro-rated retainer for the partial fiscal year. The board held fewer than 25 meetings in fiscal 2014, so we did not pay additional meeting fees.  We paid our lead director an additional cash retainer of $20,000 for serving in that capacity.  We paid the chairs of our audit, compensation, and nominating and governance committees additional cash retainers of $15,000, $12,000, and $8,500, respectively.

Equity Compensation

On September 3, 2013, each non-employee director received a grant of 3,420 restricted stock units with a grant date value of $72,504.  Each restricted stock unit is equivalent in value to a share of La-Z-Boy common stock.  Dividend equivalents are awarded on restricted stock units at the same time and in the same amount as dividends declared on our common shares.  The restricted stock units do not include voting rights.  The units vest and are settled, in shares only, when the director leaves the board.

The following table provides details of each non-employee director’s compensation for fiscal 2014.  Compensation varied between directors based on lead director status, committee membership, and committee chairs held.  Stock awards reflect the grant date fair value.

Fiscal 2014 Non-employee Director Compensation

Name	Fees Earned or Paid in Cash $(1)	Stock Awards $(2)	All Other Compensation $(3)	Total ($)
John H. Foss	86,875	72,504	8,028	167,407
Richard M. Gabrys	91,875	72,504	8,028	172,407
Janet L. Gurwitch	71,875	72,504	5,725	150,104
David K. Hehl	71,875	72,504	8,028	152,407
Edwin J. Holman	71,875	72,504	5,725	150,104
Janet E. Kerr	80,375	72,504	7,310	160,189
Michael T. Lawton (4)	50,750	72,504	205	123,459
H. George Levy, MD	71,875	72,504	8,028	152,407
W. Alan McCollough	83,875	72,504	8,028	164,407
Dr. Nido R. Qubein	71,875	72,504	8,028	152,407

(1)	Includes actual annual board retainer fee, lead director retainer fees, and committee chairman fees.

(2)	Reflects the grant date fair value computed in accordance with FASB ASC Topic 718. Each director then in office received 3,420 restricted stock units on September 3, 2013. Restricted stock units granted to non-employee directors in 2008 and 2009 under our former plan were settleable in cash; units granted since September 1, 2010, and to be granted in future years under our 2010 Omnibus Incentive Plan, will be settleable in shares. As of April 27, 2013, the number of restricted stock units of each type held by each non-employee director (which vest and settle when the director leaves the board) were:

	Units Settleable in Cash	Units Settleable in Shares
John H. Foss	16,514	24,992
Richard M. Gabrys	16,514	24,992
Janet L. Gurwitch	5,000	24,992
David K. Hehl	16,514	24,992
Edwin J. Holman	5,000	24,992
Janet E. Kerr	12,927	24,992
Michael T. Lawton	-	3,420
H. George Levy, MD	16,514	24,992
W. Alan McCollough	16,514	24,992
Dr. Nido R. Qubein	16,514	24,992

(3)	Reflects payments of dividend equivalents on restricted stock units at the time and in the amount that dividends were declared for common shares.

(4)	Mr. Lawton was elected to the board in August of 2013, and his annual retainer was prorated accordingly.

Stock Ownership Guidelines.  Our stock ownership guidelines  provide that non-employee directors are expected to own La‑Z‑Boy equity (including deferred or restricted stock units) at least equal in value to five times their annual cash retainer, with five years in which to comply.  As of April 26, 2014, each director other than Mr. Lawton had met the ownership requirements.  Under our guidelines, Mr. Lawton has until May 1, 2019, to meet the requirement.  We prohibit directors, officers, or employees from engaging in short-term speculative trading in our shares, including short sales, trading in puts and calls, or buying on margin.

AUDIT COMMITTEE REPORT

The audit committee assists the board in overseeing our financial reporting process, internal controls and procedures, and compliance with legal and regulatory requirements.  The committee and its members do not replace or duplicate the activities of management or the independent registered public accounting firm.  Management is responsible for the company’s financial reporting process and related internal controls, while the independent registered public accounting firm is responsible for independently auditing the company’s financial statements and internal controls in accordance with the auditing standards of the Public Company Accounting Oversight Board.  The current audit committee charter, which provides more information regarding the committee’s responsibilities and processes, is available on the La-Z-Boy website at http://www.la-z-boy.com/about/corp_governance.aspx.

The audit committee selects the company’s independent registered public accounting firm and manages all aspects of the relationship, including the firm’s compensation, retention, replacement and the scope of any additional work.  The committee reviews and approves the firm’s non-audit services work and fees before the firm performs any such work.  In selecting PricewaterhouseCoopers as the company’s independent registered public accounting firm for fiscal 2015, the committee evaluated the firm’s independence, including receiving and discussing the written disclosures and letter from PricewaterhouseCoopers required by the Public Company Accounting Oversight Board.  The committee also discussed with PricewaterhouseCoopers matters that Auditing Standards No. 61, as adopted by the Public Company Accounting Oversight Board, requires be discussed.  The committee determined that PricewaterhouseCoopers is independent of the company and management.

In fulfilling its oversight duties, the audit committee met 11 times during fiscal 2014.  The committee regularly meets with the senior members of the company’s financial management team and the company’s independent registered public accounting firm.  The committee selectively met with key managers of the company to review or discuss potential financial risks related to the company.  The committee also regularly met in executive sessions, in separate private sessions with PricewaterhouseCoopers, and in separate private sessions with each of the chairman and chief executive officer, chief financial officer, head of internal audit services, and other members of senior management.  At these meetings, the committee discussed the company’s financial estimates and judgments, internal controls over financial reporting, accounting principles, and regulatory compliance.  To assist the committee in performing its duties, the committee utilizes, at the company’s expense, outside accounting, legal and other advisors as appropriate.

Based on the reviews and discussions described above, the committee recommended to the board of directors, and the board of directors approved, including the audited financial statements in La-Z-Boy’s Annual Report on Form 10-K for the fiscal year ended April 26, 2014, for filing with the Securities and Exchange Commission.

The Audit Committee
John H. Foss, Chairman
Richard M. Gabrys
David K. Hehl
Edwin J. Holman
Michel T. Lawton

Audit Fees

For professional services rendered to us for fiscal years 2014 and 2013, PricewaterhouseCoopers LLP has billed us as follows:

	Fiscal 2014	Fiscal 2013
Audit Fees	$1,465,000	$1,283,000
Audit Related Fees	-	112,500
Tax Fees	8,898	14,100
All Other Fees	3,000	3,000
Total	$1,476,898	$1,412,600

Audit fees are for the audit work performed on our annual financial statements, our internal controls over financial reporting, management’s assessment of our internal controls over financial reporting, and reviews of the quarterly financial statements included in our quarterly reports on Form 10-Q, as well as audit services that are normally provided in connection with our statutory and regulatory filings.

Audit-related fees for 2013 arise from (i) review of controls related to the implementation of new accounting systems associated with our enterprise resource planning project and (ii) accounting and SEC consultations.  Tax fees include fees for tax compliance and advisory services in foreign jurisdictions.  All other fees represent accounting research software subscription fees.

The audit committee’s current policy requires approval of all audit and non-audit services provided by the independent auditors before the auditors are engaged to perform them.

PROPOSAL NO.  1: ELECTION OF DIRECTORS

Shareholders will elect the entire board of 11 directors to serve a one-year term until our 2015 annual meeting of shareholders when their successors are elected and qualified.

The board, acting through its nominating and governance committee, seeks directors who collectively possess the experience, skills, backgrounds, and qualifications necessary to oversee our company effectively in our current and evolving business circumstances.  The committee seeks directors with established records of significant accomplishments in business and areas relevant to our strategies.  In determining the slate of nominees and whether to seek one or more new candidates, the committee reviews the board’s size and our current directors’ qualifications and previous contributions to the board.  All of our current directors bring to our board a wealth of executive leadership experience derived from their service as executives and entrepreneurs, as well as valuable board experience.  The chart below summarizes our directors’ key qualifications, experience, and skills.

La-Z-Boy Board of Directors	Kurt Darrow	John Foss	Richard Gabrys	Janet Gurwitch	David Hehl	Edwin Holman	Janet Kerr	Michael Lawton	George Levy	Alan McCollough	Nido Qubein
General Experience
Active Executive	✓				✓		✓	✓	✓		✓
CEO Experience	✓			✓		✓				✓	✓
Operating Executive with Significant P&L Responsibility	✓			✓		✓		✓		✓	✓
Public Company Executive Experience	✓	✓				✓		✓		✓
Other Public Company Board Experience	✓	✓	✓			✓	✓			✓	✓
Corporate Governance Experience	✓	✓	✓		✓	✓	✓		✓	✓	✓
Consumer Focused Company Experience	✓			✓		✓	✓	✓		✓	✓
Diversity of experience			✓	✓			✓	✓	✓
Functional Expertise
Finance	✓	✓	✓		✓	✓	✓	✓			✓
Legal	✓	✓				✓	✓
Human Resources / Compensation	✓	✓	✓	✓		✓			✓		✓
Technology	✓					✓	✓	✓		✓
Global	✓	✓	✓	✓		✓	✓	✓			✓
Sourcing/Manufacturing	✓	✓	✓	✓				✓		✓
Strategic Planning	✓	✓	✓	✓	✓	✓	✓	✓		✓	✓
Consumer Marketing / Brand Building	✓			✓		✓	✓	✓		✓	✓
Retail	✓			✓		✓	✓	✓		✓	✓
Mergers and Acquisitions	✓	✓	✓	✓	✓	✓	✓	✓		✓	✓

Upon the recommendation of the nominating and governance committee, the board has nominated for reelection the 11 incumbent directors, all of whose terms expire at this year’s meeting.  They are:

•	Kurt L. Darrow
•	John H. Foss
•	Richard M. Gabrys
•	Janet L. Gurwitch
•	David K. Hehl
•	Edwin J. Holman
•	Janet E. Kerr
•	Michael T. Lawton
•	H. George Levy, M.D.
•	W. Alan McCollough
•	Dr. Nido R. Qubein

All of the nominees have consented to serve if elected.  In the absence of other instruction, the persons named in the accompanying form of proxy will vote in favor of these nominees.  If, at the time of the meeting, any nominee has become unable or unwilling to serve, a circumstance we do not expect, the proxy holders will vote for a substitute nominee designated by the board.

In accordance with Michigan law, directors will be elected at the meeting by a plurality of votes cast from among those persons duly nominated, with separate balloting for each of the 11 positions.  The nominees who receive the highest through the eleventh highest number of votes will be elected, regardless of any votes that are not cast for the election of those nominees, including abstentions, broker non-votes, and withholding of authority.  Under our corporate governance guidelines, however, any director who does not receive a majority of the votes cast must tender his or her resignation at the board meeting that immediately follows the shareholders’ meeting.  The board must act on the offer of resignation at or before its next meeting, which is currently planned for mid-November, and publicly disclose its decision.  Any vacancy created by such a resignation could then be filled by the board of directors pursuant to our bylaws.

We provide information below about each person nominated for election at the meeting.  Unless otherwise indicated, the principal occupation of each nominee has been the same for at least five years.

Kurt L. Darrow, age 59, has been a director, and our president and chief executive officer, since 2003, and has served as our chairman since 2011.  Since joining the company in 1979, he has served in positions of increasing responsibility, including president of La‑Z‑Boy Residential, our largest division. He currently serves as a director of CMS Energy Corp. (an integrated energy company).  He is a member of the Business Leaders for Michigan, a non-profit executive leadership organization, and serves on its executive committee.  He served as chairman of the American Home Furnishings Alliance (an industry association) and continues to serve as director emeritus on its board.  He is vice chairman of the board of directors of the Mercy Memorial Hospital Corporation in Monroe, Michigan and served as a Trustee of Adrian College (Adrian, Michigan) for nine years, until May 2011.  Mr. Darrow’s proven leadership skills and extensive knowledge of the company and the furniture industry, developed over his 35 years at La-Z-Boy Incorporated, qualify him to serve on our board.

John H. Foss, age 71, has been a director since 2001. He retired as Vice President, Treasurer, and Chief Financial Officer of Tecumseh Products Company (manufacturer of compressors).  He has served as a director of United Bancorp, Inc. since 1992 and sits on its audit committee and its compensation and corporate governance committee. (United Bancorp has entered into a merger agreement which may close shortly before or after the mailing date of our proxy.  When the merger is consummated, Mr. Foss is expected to resign as a director of Untied Bancorp.) Mr. Foss’s service as the chief financial officer and director of a public company, which provided him experience in strategic planning, compensation management, internal controls, mergers and acquisitions, and corporate governance, qualifies him for service on our board.

Richard M. Gabrys, age 72, serves as our lead director and has been a director since 2006. Mr. Gabrys worked for 42 years with Deloitte & Touche (a professional services firm providing audit and financial advisory services) and retired as its Vice Chairman.  He maintains his license to practice as a certified public accountant in the State of Michigan.  He serves as a director of CMS Energy Corp. (an integrated energy company) and TriMas Corporation (a manufacturer of high-quality trailer products, recreational accessories, packaging systems, energy products and industrial specialty products).  He also serves on the boards of several not-for-profit organizations, including The Detroit Institute of Arts, Karmanos Cancer Institute, Alliance for Safer Streets in Detroit (Crime Stoppers), and the Detroit Regional Chamber.  He is a member of the Management Board of Renaissance Venture Capital Fund, an affiliate of Business Leaders for Michigan, a non-profit executive leadership organization.  Within the past five years, Mr. Gabrys also served (until June 2011) on the board of directors of Massey Energy Company, a coal producer.  Mr. Gabrys’ extensive knowledge and experience related to public company reporting, international business, mergers and acquisitions, risk oversight, executive compensation and corporate governance matters gained from 42 years in public accounting and service on the boards of multiple publicly-traded companies qualify him to serve on our board.

Janet L. Gurwitch, age 61, has been a director since 2010. Since 2011, she has been an operating partner of Castanea Partners, Inc. (a private equity and venture capital firm) and she has served as chairman of Gurwitch Consulting Group LLC since 2009.  She served as an adjunct professor in management at Rice University for the 2009-2010 academic year.  Previously she was co-founder and chief executive officer of Laura Mercier Cosmetics from 1995-2008.  Prior to co-founding Laura Mercier Cosmetics, she served as executive vice president of Neiman Marcus (1992-1995) and senior vice president of merchandising for Foley’s Department Store, where she worked from 1974-1992.  Ms. Gurwitch is a board member of Drybar Holdings, LLC (hair salon chain offering blow drying services) and a former member of the board of directors for Urban Decay Cosmetics, LLC (a cosmetics company located in Newport Beach, California).  She also is a member of the Council of Overseers (an advisory board) of the Jesse H. Jones Graduate School of Business at Rice University and is on the Development Board of the University of Texas Health Science Center.  Ms. Gurwitch’s unique mix of experience as an entrepreneur, builder of consumer brands, and an executive at the highest levels of both public and private, consumer focused and fashion oriented companies, qualifies her to serve on our board.

David K. Hehl, age 67, has been a director since 1977. He is a certified public accountant and a member of the public accounting firm of Cooley Hehl Wohlgamuth & Carlton P.L.L.C. Mr. Hehl’s long tenure on our board provides a unique historical perspective and appreciation of our heritage.  Through his extensive experience in providing audit and tax services as a certified public accountant, along with his experience on the board, Mr. Hehl has developed financial, risk oversight and corporate governance skills that qualify him to serve on our board.

Edwin J. Holman, age 67, has been a director since 2010. Mr. Holman served as interim chief executive officer of The Pantry, Inc. from October 5, 2011, until March 5, 2012.  Previously he served as chairman and chief executive officer of Macy’s Central (2004-2009), a division of Macy’s Inc. (an operator of department stores).  He also served in senior executive positions at a variety of retailers, including Bloomingdale’s, the Rich’s/Lazarus/Goldsmiths divisions of Federated Department Stores, Inc., Petrie Retail, Inc., Woodward & Lothrop, The Carter Hawley Hale Stores, and The Neiman Marcus Group.  Mr. Holman served as a director of the independently operated convenience chain store, The Pantry, Inc., from 2005 until 2014, and its chairman from 2009 to 2014 except for a six-month period when he acted as interim chief executive officer.  Mr. Holman previously served as a director on the boards of several public companies including Office Max (2003), an office supply retailer, and Circle International (1994-2000), a provider of international transportation and logistics.  He served as the non-executive chairman of RGIS International (retail inventory solutions), a portfolio company of the Blackstone Group, from March 2010 until March 2013.  Mr. Holman is a 2011 National Association of Corporate Directors (NACD) Governance Fellow and has demonstrated his commitment to boardroom excellence by completing NACD’s comprehensive program of study for corporate directors.  Mr. Holman’s 40 years of executive and operational experience in department stores and specialty retailing, combined with his experience on public company boards, qualify him to serve on our board.

Janet E. Kerr, age 59, has been a director since 2009. She is currently Professor Emeritus of the Pepperdine University School of Law and is Chief Strategy Officer of Exemplify, Inc., a technology knowledge management company. Professor Kerr is the Founder and former Executive Director of the Palmer Center for Entrepreneurship and the Law at Pepperdine Law School. Professor Kerr was awarded the Laure Sudreau-Rippe Endowed Chair at Pepperdine University School of Law in 2011. She is a nationally recognized author, lecturer and consultant in the area of securities law compliance, banking law, corporate governance and general corporate law. She is a member of the board of directors of TCW Strategic Income Fund, Inc. (a NYSE-listed closed-end registered investment company), TCW Funds, Inc. (an open-end investment company) and Tilly’s, Inc. (a NYSE listed retailer of apparel and accessories), where she chairs the nominating and governance committee.  For six years, she served on the board of directors and as Chair of the Corporate Governance/Nominating Committee of CKE (Carl Karcher Enterprises), a NYSE-traded company.  She was also a member of CKE’s Compensation Committee and Executive Committee. Professor Kerr is also a recognized entrepreneur having founded several technology companies including X-Laboratories, which she co-founded with HRL Laboratories, LLC to assist in the commercialization of technologies in research institutions.  Professor Kerr has also served as an advisor on corporate issues and entrepreneurial strategies to the People’s Republic of China, France, and Thailand and has represented the U.S. Department of Commerce as a speaker at international events.  Ms. Kerr’s service on public and private company boards and her skills and experience in the practice of law and corporate governance qualify her for service on our board.

Michael T. Lawton, age 55, has been a director since 2013.  He currently serves as executive vice president and chief financial officer of Domino’s Pizza, Inc. (since August 2010).  He also served as its interim chief information officer from October 2011 until March 2012.  He was Domino’s Pizza, Inc.’s executive vice president of international from October 2004 until March 2011 and previously served as its senior vice president finance and administration of international.  Prior to joining Domino’s Pizza, Inc., Mr. Lawton was employed in various financial and general management positions with Gerber Products Company.  Mr. Lawton’s experience as a public company chief financial officer and in managing a growing international operation of a well-known consumer brand qualifies him to serve on our board.

H. George Levy, M.D., age 64, has been a director since 1997.  He currently practices otorhinolaryngology and formerly was chairman and chief executive officer of USI, Inc. (a private firm engaged in consulting on e-commerce, Web design, and systems integration) and chief executive officer and founder of Enduenet, Inc. (a firm providing electronic medical records for physicians and hospitals).  Dr. Levy’s entrepreneurial experience, coupled with his board experience, qualifies him for service on our board.

W. Alan McCollough, age 64, has been a director since 2007.  He was chairman and chief executive officer of Circuit City Stores, Inc. (retailer of consumer electronics, home office products, entertainment software, and related services) from 2000 to 2006 and a director from 1999.  He serves on the boards of VF Corporation (branded apparel) and The Goodyear Tire & Rubber Company, where he serves as Lead Director.  Mr. McCollough’s experience leading a large publicly traded consumer products company, as well as his service on multiple public company boards, qualifies him to serve on our board.

Dr. Nido R. Qubein, age 65, has been a director since 2006. He has been president of High Point University since 2005 and chairman of the board of bakery franchisor Great Harvest Bread Company since 2001.  He has served as a director of BB&T Corporation, a provider of banking and financial services, since 1990.  Dr. Qubein has authored a dozen books on leadership, sales, communication and marketing and serves as advisor to businesses and organizations throughout the world on how to brand and position their enterprises successfully.  Dr. Qubein’s experience as a business advisor, entrepreneur, director of public companies and leader at multiple companies qualifies him to serve on our board.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE ABOVE NOMINEES.

SHARE OWNERSHIP INFORMATION

The tables below provide information about beneficial owners of our common shares.  Under applicable SEC rules, anyone who has or shares the right to vote any of our common shares, or has or shares dispositive power over any of them, is a “beneficial owner” of those shares.  The settlor of a trust with a right to revoke the trust and regain the shares, or a person who can acquire shares by exercising an option or a conversion right, may also be considered a beneficial owner under these rules.  Consequently, more than one person can be considered the beneficial owner of the same common shares.  Unless otherwise indicated below, each owner named in a table has sole voting and sole dispositive power over the shares reported for that person.

Security Ownership of Known Over 5% Beneficial Owners
(as of December 31, 2013, except as otherwise indicated)

Name and Address	Number of Shares	Percent of Class
BlackRock Inc. 40 East 52nd Street New York, NY 10022	4,646,777	8.81
Franklin Resources, Inc. and related parties One Franklin Parkway San Mateo, CA 94403	3,635,942	6.89
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	3,159,329	5.99

•	Information about BlackRock Inc. and its related companies is based on an amended Schedule 13G they filed jointly after December 31, 2013, in which they reported that as of that date they had sole voting power over 4,482,843 common shares and sole dispositive power over 4,646,777 common shares. The other companies reported as beneficial owners of our common shares were BlackRock Advisors, LLC, BlackRock Investment Management, LLC, BlackRock Investment Management (Australia) Limited, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Fund Management Ireland Limited, BlackRock International Limited, and BlackRock Investment Management (UK) Limited.

•	Information about Franklin Resources, Inc., Charles B. Johnson and Rupert H. Johnson, Jr., principal shareholders of Franklin Resources, Inc., and Franklin Advisory Services, LLC is based on an amended Schedule 13G they filed jointly after December 31, 2013, in which they reported that as of that date they had sole voting power over 3,385,942 common shares and sole dispositive power over 3,635,942 common shares through their control of Franklin Advisory Services, LLC, a wholly owned subsidiary of Franklin Resources, Inc., that acts as investment manager to various investment companies that hold our shares.

•	Information about The Vanguard Group, Inc. is based on an amended Schedule 13G it filed after December 31, 2013, in which it reported that as of that date it had sole voting power over 77,213 common shares, sole dispositive power over 3,086,516 common shares and shared dispositive power over 72,813 common shares.

Security Ownership of Current Management
(as of the record date for the annual meeting)

The following table shows the beneficial ownership of our common stock by each director, each executive officer named in the Summary Compensation Table, and all directors and current executive officers as a group as of the record date for the annual meeting.  The table and footnotes also contain information about restricted stock units credited to the non-employee directors that derive their value based on the market value of our shares.  None of the shares shown in the table are pledged as security.

	Number of Shares or Units
Beneficial Owner	Common Stock(1)(2)	Percent of Class	Units Settleable in Cash(3)
Mark S. Bacon, Sr.	141,062	*	-
Kurt L. Darrow	667,798	1.26	-
John H. Foss	40,092	*	16,514
Richard M. Gabrys	33,992	*	16,514
Janet L. Gurwitch	24,992	*	5,000
David K. Hehl(5)	50,448	*	16,514
Edwin J. Holman	27,992	*	5,000
Janet E. Kerr	27,692	*	12,927
Steven M. Kincaid	198,854	*	-
Michael T. Lawton	3,420	*	-
H. George Levy, MD	43,092	*	16,514
W. Alan McCollough	31,992	*	16,514
Dr. Nido R. Qubein	48,737	*	16,514
Louis M. Riccio, Jr.	168,015	*	-
Otis S. Sawyer	80,192	*	-

All current directors and current executive officers as a group (15 persons).(4)	1,588,370	2.98	122,011

* Less than 1%

(1)	This column lists beneficial ownership as calculated under the SEC rules, including stock options and restricted stock units that that may be exercised or converted without the company’s consent within 60 days of our record date of June 26, 2014.

(2)	These amounts include 3,420 restricted stock units for Mr. Lawton and 24,992 restricted stock units for each other non-employee director which vest and settle in shares when the director leaves the board. See the Fiscal 2014 Non-employee Director Compensation table and related footnotes beginning on page 9 for additional detail.

(3)	These restricted stock units vest and settle in cash, at the fair market value determined at the settlement date, when the director leaves the board.

(4)	For purposes of calculating the percentage ownership of the group, all shares representing the restricted stock units (footnote 2) and shares subject to options held by any group member that currently are exercisable or that will become exercisable within 60 days of our record date of June 26, 2014, are treated as outstanding. For purposes of calculating the percentage of ownership of any individual, however, only the shares representing the restricted stock units and the shares subject to options exercisable or that become exercisable as described above that are held by that individual are treated as outstanding. For the computation of each individual’s ownership percentage, shares representing restricted stock units and shares subject to options held by other directors or executives are not counted.

In addition to the restricted stock units described in footnote 2, the table includes the following numbers of shares subject to options:

Mr. Bacon	38,769
Mr. Darrow	177,184
Mr. Kincaid	35,478
Mr. Riccio	20,340
Mr. Sawyer	32,843
All current directors and current executive officers as a group	304,614

(5)	The table also includes 1,956 shares owned by Mr. Hehl’s wife, of which shares Mr. Hehl disclaims beneficial ownership.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, some over 10% owners of our common shares, and some persons who formerly were directors, executive officers, or over 10% owners to file reports of ownership and changes in ownership with the SEC and the NYSE and to furnish us with a copy of each report filed.  Based solely on our review of copies of the reports filed by some of those persons and written representations from others that no reports were required, we believe that during fiscal 2014, all Section 16(a) filing requirements were complied with in a timely fashion.

COMPENSATION DISCUSSION AND ANALYSIS

In this section we summarize the compensation programs for our named executive officers (the individuals named in the ‘‘Summary Compensation Table’’ that follows this Compensation Discussion and Analysis). We discuss our compensation objectives and describe each pay element, the role it plays in the overall compensation program, and whether it pertains only to the named executive officers or to a broader group of employees. You should review this section with the pay disclosure tables that begin with the Summary Compensation Table on page 33.

Executive Summary

Our strategic initiatives have been focused on top line growth, improving our operating income and margin, and operating a profitable and growing retail segment. During fiscal 2014, we continued to progress against our strategic initiatives, which translated into improvements in our operating results. Most prominently, we grew over $83 million in sales compared with fiscal 2013, improved our operating margin by 25% to 6.6%, and continued to improve our Retail segment profitability as its operating margin increased from 1.5% in fiscal 2013 to 3.7% in fiscal 2014. For a more complete and detailed explanation of our financial results, please review our fiscal 2014 Form 10-K, which can be found on our website at http://investors.la-z-boy.com under “SEC Filings.”

We continue to monitor all of our compensation program elements and practices to determine how they compare with current market practices and align with our overall compensation philosophy. Our compensation committee worked with Hay Group, the committee’s independent executive compensation consultant, to evaluate our programs during fiscal 2014.  We made no significant changes to existing programs during fiscal 2014, but effective April 2013, we adopted a new performance-based retirement plan, the Performance Compensation Retirement Plan (please refer to pg. 29 for more details).

At our annual meeting of shareholders in August 2011, we began providing our shareholders with the opportunity to cast an annual advisory vote on our executive compensation (a ‘‘say-on-pay proposal’’). Approximately 97% of the votes cast by our shareholders in 2011, 2012 and 2013 were to approve the compensation we paid to our named executive officers. In determining executive compensation for fiscal 2014, the Committee took into account the results of the advisory votes, which reflected shareholder approval of our compensation philosophy, among the many factors considered. We believe our executive compensation programs continue to provide a competitive pay-for-performance package that helps us attract, retain, and motivate our executives.

The Compensation Committee took the following actions during the year:

•	Reviewed and approved increases to base salaries for four named executive officers (see pg. 23)

•	Reviewed and approved FY14 Management Incentive Program (MIP) performance levels (sales growth and margin improvement) and FY13 payouts, which were above target levels (see pg. 25)

•	Approved FY14 long-term incentive awards composed of stock options (50%) and performance-based shares (50%) and payouts and contingently earned awards for prior performance-based equity grants (see pg. 27)

•	Approved the implementation of the Performance Compensation Retirement Plan, including FY14 performance goals and contribution percentages (see pg. 29)

Executive Compensation Approach

Our executive pay programs are designed to reflect the following objectives:

•	Market competitive. Pay packages, including base salaries and incentive opportunities, are designed to be competitive with industry peers and pay practices for similar companies and business models at U.S. retailers and U.S. manufacturers with a retail focus.

•	Pay for performance. The majority of the named executive officers’ target pay opportunity is provided through annual and long-term incentive award opportunities, which are earned, or increase in value, based on company and stock performance.

•	Align with shareholder interests. The named executive officers are required to own company stock over a sustained period to ensure they have the perspective of long-term shareholders.

•	Program effectiveness. We have clearly defined programs that provide meaningful award opportunities aligned to the achievement of our business strategy.

•	Cost effıcient. In designing our executive pay programs, we take into account the cost of various possible elements (share usage, cash flow, and accounting and tax impacts).

Our compensation philosophy is to provide a base salary targeted to the median of the competitive market, with the opportunity to earn a significantly higher level of compensation under incentive programs that link executive pay to company performance factors. All named executive officers participate in the same compensation programs and are subject to the same pay policies. The majority of each executive’s target compensation is at risk with the amount realized, if any, based on company performance. The pay level and at- risk portion increases as an executive assumes greater levels of responsibility with greater impact on the company. Accordingly, the chief executive officer’s pay level and at-risk pay portion are higher than those of other officers due to his greater level of responsibility.

Compensation Committee’s Role

Each year, the compensation committee reviews and approves the overall design of our executive pay program and all pay elements for the named executive officers. Three senior executives (chief executive officer, chief financial officer, and corporate vice president human resources) provide input on program design (including goals and weighting) and information on the company’s and the furniture industry’s performance. Management is responsible for implementing the executive pay program that the committee approves.

The compensation committee has retained Hay Group as its independent executive compensation consultant to advise the committee on matters related to executive compensation. Hay Group does not provide any services to the company other than its work for the board of directors. Under the committee’s direction, Hay Group does interact with members of the senior executive team to provide insight into company and industry practices and ensure that executives are informed with regard to emerging best practices and market trends. The committee has sole authority to retain and terminate consultants used to assist in the evaluation of executive compensation.

The committee reviews Hay Group’s report on the consulting firm’s independence on an annual basis. The report includes the following factors: (1) other services provided to us by the consultant; (2) the fees paid by us as a percentage of the consultant’s total revenue; (3) the consultant’s policies and procedures designed to prevent a conflict of interest; (4) any business or personal relationship of the consultant with a member of the committee; (5) any company stock owned by the consultant; and (6) any business or personal relationships between our executive officers and the consultant. The committee discussed the report and concluded that the consultant’s work did not present any conflict of interest. In reaching that conclusion, the committee considered all factors specified in the NYSE’s rules related to compensation advisor independence.

Pay-Setting Process Methodology

We assign executives to pay grades based on their duties and responsibilities. For each pay grade, we establish a salary range and the target annual and long-term incentive award opportunities based on market median pay levels. In setting individual pay levels, we consider market pay data, company performance, and the executive’s competencies, skills, experience, and performance, as well as our business needs, cost, and internal pay equity relationships.

In setting the named executive officers’ pay levels (salary, annual and long-term incentive awards) the committee annually reviews pay data for the chief executive officer and other named officers of peer group companies. The peer group is composed of publicly-traded U.S. companies that generate annual revenues between 50% and 200% of La-Z-Boy’s  and are either La‑Z‑Boy’s direct competitors or manufacturing companies with a retail focus. The 14 peer companies considered in setting fiscal 2014 pay levels were as follows:

Acuity Brands, Inc.	Libbey Inc.
Callaway Golf Company	Pier 1 Imports, Inc.
Ethan Allen Interiors, Inc.	Restoration Hardware Holdings, Inc.
Furniture Brands International, Inc.	Select Comfort Corporation
Haverty Furniture Companies, Inc.	Tempur Sealy International
Herman Miller, Inc.	The Toro Company
Knoll, Inc.	Wolverine Worldwide

To maximize year-over-year comparability, the committee prefers that the peer group remain consistent from year to year. The committee evaluates each member annually, however, to ensure that its inclusion remains appropriate. The committee worked with Hay Group to review and revise the peer group of companies for fiscal 2015.

For fiscal 2015, the committee approved the addition of three new peer companies:

•	Aaron’s, Inc. is a specialty retailer of residential furniture and household appliances.

•	Interface, Inc. designs, produces, and sells modular carpet tile products.

•	The Ryland Group, Inc. is a US homebuilder.

Each company was added to the group based on its conformance to the committee’s peer company size and business model criteria. In addition, the committee formally removed Furniture Brands International due to its ineligibility for inclusion in La-Z-Boy’s peer group.  As of September 2013, Furniture Brands International is no longer a publicly traded company since it filed for Chapter 11 bankruptcy and emerged as private-equity owned Heritage Home Group LLC.  These changes result in a peer group of 16 companies for fiscal 2015 with median revenues and market capitalization that provide an appropriate basis of comparison for La-Z-Boy.

In addition, we review target total direct compensation for comparable jobs generally in retail and general industry companies based on compensation surveys conducted annually by Hay Group. We use both peer group comparator data and market survey data to benchmark pay. We believe this dual benchmarking provides a more rigorous process to validate pay decisions. Based on our fiscal 2014 compensation, the target total direct compensation of our named executive officers as a group was 106% of the median total direct compensation for comparable general industry companies and 81% of the median total direct compensation for retail companies.

Periodically, we also review the market practices for executive retirement benefits, deferred compensation plans, and severance and change in control agreements.

To aid in its oversight of our executive compensation program, the committee requested that Hay Group conduct a total compensation review for each of the named executive officer positions. The analysis included base salary, short-term incentives, and long-term incentives and compared the compensation of the named executive officers with median levels for general industry, retail industry, and the company’s peer group. The committee believes its use of data supplied by the independent consultant along with a review of current and historical compensation for the named executive officers provides the committee with a more complete picture of the named executive officers’ compensation.  In addition, the committee annually reviews estimated amounts to be paid to the named executive officers under various employment termination situations, including severance and a change in control of the company.

Our process for setting compensation for our named executive officers includes a formal, individual performance evaluation each year for each executive. The independent members of our board of directors assess our chief executive officer’s performance each year. This assessment includes an evaluation of critical areas, including customer relations, human capital, shareholder value, operating results, and strategic goals. Every third year, the committee’s independent compensation consultant coordinates the committee’s evaluation of the CEO’s performance focusing on the same criteria. The consultant compiles the evaluations provided by each board member and prepares a detailed report for the board. The chief executive officer assesses the individual performance of the other named executive officers each year based on their overall performance throughout the year, accomplishment of specific goals, and their future potential within the organization. This assessment is used in determining base salary as noted below.

Executive Compensation Program Elements

To best achieve our objectives for the executive pay program, we provide a compensation package composed of the following primary elements:

Compensation Elements
Component	Description	Performance- Based?
Base salary (pg. 23)	Fixed compensation for services rendered	No [1]
Management Incentive Program (MIP) (pg. 24)	Short-term incentive plan that pays cash bonuses to participants based on performance against pre-established goals for net sales and operating margin	Yes
Long-Term Incentives (pg. 26)
Annual awards of stock options and performance shares.  Stock options attain value only if our stock price increases following the date of grant.  Performance shares are earned based on performance against pre-established goals for net sales and operating margin, and total shareholder return relative to the S&P 600
Yes
Retirement Benefits (pg. 28)
A qualified 401(k) plan and non-qualified executive deferred compensation plan.  Amounts contributed to 401(k) and deferred compensation plans are determined by an executive’s election.  Matching contributions to 401(k) plans in excess of IRC limitations may be credited to the executive deferred compensation plan
No [2]
Performance Compensation Retirement Plan (pg. 29)
A non-qualified retirement account to which contributions (% of the sum of base salary + bonus earned) are made by the company depending on performance relative to pre-established operating income goals
Yes

1    Performance is considered in making any adjustments to base salaries

2    Executives may only contribute or elect to defer amounts earned and paid during the year (i.e. actual base salaries and bonuses paid)

The mechanics of these pay elements and our pay decisions are detailed below. In addition, we have change in control agreements with our named executive officers, and they participate in a severance plan. Additional information regarding the change-in-control agreements and executive severance plan can be found at page 31. These elements are intended to assist us in attracting and retaining quality executive talent and ensure continuity of our leadership.

Total Direct Compensation Mix – Pay-for-Performance

In line with our pay-for-performance philosophy, the majority of each executive’s total target direct compensation is performance-based and therefore “at-risk.”  Target total direct compensation is comprised of base salary, target bonus, and target value of long-term equity incentives.  The chart below shows the percentage for our CEO and the average for our other Named Executive Officers.

Base Salary

Base salaries paid to our named executive officers are based on their duties, competencies, experience, and performance. In setting base salaries for our executive team, we consider market competitiveness, specific job responsibilities, internal pay relationships, and total cost. Consistent with our practices for all management employees, named executive officers are eligible for annual merit salary increases based on individual performance, comparison with market levels, and the total salary budget.

Salary Changes in Fiscal 2014

In April 2013, the committee reviewed the salary levels for each named executive officer. As part of the salary review process, the committee reviewed and considered the performance of each named executive officer, relevant market data provided by Hay Group, the comparison of compensation among various levels of management, and the company’s overall performance. The committee approved salary increases for four of the named executive officers, rounded to the nearest thousand dollars.

Salary Changes for Fiscal 2015

Following the end of fiscal 2014, the committee reviewed salary levels for each of our named executive officers. The committee took into consideration a combination of performance, current level of responsibility, and current salary relative to market data provided by Hay Group in determining the appropriate salary changes for the named executive officers. Salaries are rounded to the nearest thousand dollars.

The named executive officers’ fiscal 2014 and 2015 salaries are presented in the table below.

	Fiscal 2014 Salary $ (1)	Fiscal 2015 Salary $(1)	% Change
Executive
Kurt L. Darrow	880,000	910,000	3.41
Louis M. Riccio, Jr.	425,000	436,000	2.59
Mark S. Bacon, Sr.	480,000	500,000	4.17
Steven M. Kincaid	380,000	360,000	-5.26
Otis S. Sawyer	350,000	360,000	2.86

(1) Salary increases become effective on July 1, two months after the start of the fiscal year. As a result, the amounts shown here are higher than those shown in the 2014 Summary Compensation Table on page 33 below.

Incentive Compensation

The La-Z-Boy Incorporated 2010 Omnibus Incentive Plan is designed to reward executives for achievement of both short-term and long-term corporate performance goals and enhance our ability to retain employees. The committee believes that designing the incentive compensation program with multiple objectives and performance periods promotes behavior consistent with our long-term strategic plan and reduces any incentive to pursue risky or unsustainable results.

Short Term Incentive Awards (Management Incentive Program)

Our annual cash bonus program, which we refer to as the Management Incentive Program, or MIP, is a short term incentive award plan designed to motivate and reward executives for the achievement of annual goals. Target awards, specified as a percentage of base salary, vary by pay grade. The named executive officers have the opportunity to earn awards up to 200% of their target incentive opportunity, based on performance. For the named executive officers, we base the financial goals on the company’s overall consolidated financial performance.

Fiscal 2014 financial measures were:

•	60% weight — operating margin (operating income as a percentage of net sales)

•	40% weight — net sales

The compensation committee approved these financial measures because they drive shareholder value and reflect our emphasis on profitability (operating margin) and sales growth. For these purposes, we calculated operating margin without taking into account the impact of restructuring, goodwill and other intangible impairments. After defining required performance, the committee has discretion, in extraordinary circumstances, to modify incentive awards for the named executive officers, either up or down, to ensure a linkage between incentive plan payouts and the quality of performance. The committee did not exercise such discretion in awarding MIP payments for fiscal 2014.

The committee set the target financial performance goals to be challenging but achievable. Over the prior  five years (fiscal years  2009  to  2013 ),  our  payouts  under  the  MIP  for  overall  company  financial performance averaged approximately 75% of target.

The following table summarizes the fiscal 2014 MIP performance goals.

Fiscal 2014 MIP Goals

Performance Level	Net Sales (in Billions)	Operating Margin
Maximum	$1.503	7.8%
Target	$1.430	6.3%
Threshold	$1.339	4.3%

Analysis — 2014 MIP Awards Were Above Target Reflecting Our Financial Performance

Our 2014 company financial performance results exceeded, on a combined basis, the established target levels, reflecting the strong operating results during the year. In line with our compensation philosophy and in accordance with standards we set at the outset of the year, MIP payments to our named executive officers for 2014 were above target levels.

Fiscal 2014 MIP Results

Performance Level	Net Sales (in Billions)	Operating Margin
Maximum	$1.503	7.8%
Target	$1.430	6.3%
Threshold	$1.339	4.3%
Actual (1)	$1.408	6.5%
Individual Metric Payout	88%	113%
Individual Metric Weight	40%	60%
Overall Payout (% of Target)		103%

(1) Includes sales from our Bauhaus U.S.A. subsidiary and Lea division, which are now classified as discontinued operations, and their negative impact on our operating margin.

Our named executive officers’ fiscal 2014 target, achieved performance level, and actual MIP awards, expressed as a percentage of base salary, were as follows:

Executive	Fiscal 2014 Target Incentive (% of base salary)	Achieved Performance Level (% of target performance)	Actual Fiscal 2014 Incentive Payout (% of base salary)

Kurt L. Darrow	100%	103%	103.0%
Louis M. Riccio, Jr.	75%	103%	77.3%
Mark S. Bacon, Sr.	75%	103%	77.3%
Steven M. Kincaid	60%	103%	61.8%
Otis S. Sawyer	60%	103%	61.8%

Fiscal 2015 MIP Awards

The committee has approved the following target incentives percentage of base salary for fiscal 2015: Mr. Darrow, 100%; Messrs. Riccio and Bacon, 75%; and Messrs. Kincaid and Sawyer, 60%.  The committee established operating margin (60% weight) and net sales (40% weight) as the financial measures for fiscal 2015.

Long-term Equity Incentive Awards

The long-term incentive award provisions of our 2010 Omnibus Incentive Plan provide for equity- based compensation (restricted stock, restricted stock units, options, or other forms of equity based compensation) intended to align executive pay with long-term shareholder returns, motivate our executive officers to focus on long-term business objectives, and encourage long-term strategic thinking. The value received by executives from these awards varies based on the company’s performance and the future price appreciation of our common stock.

We establish award levels for each eligible pay grade after considering market median practices and total cost (share usage, accounting, and tax impacts). The committee approves annual equity-based awards that are granted in the first quarter of the new fiscal year. Our chief executive officer has discretion during the year to approve limited grants of restricted stock or units to new or newly promoted employees other than the named executive officers.

Each year the committee determines the appropriate long-term incentive award types and mix based on our objectives for the grants, as well as market practices, share usage, accounting and tax impacts, and past practices. We review the accounting treatment of the relevant incentive award types, including stock options and performance-based stock awards. Our stock options and performance-based stock awards are generally designed to enable the company to deduct their cost for tax purposes, while executives who exercise options or receive performance-based shares are taxed at ordinary income rates. However, we may not be able to deduct the cost of restricted stock awards to certain named executive officers for federal income tax purposes in a given year. For more discussion of the tax treatment, see Deductibility of Executive Compensation on page 31.

Fiscal 2014 Grants

Early in fiscal 2014, we granted two types of stock-based awards to the named executive officers under the La-Z-Boy Incorporated 2010 Omnibus Incentive Plan: stock options and performance-based shares.

The fiscal 2014 award types are summarized below.

Stock Options (50% of total fiscal 2014 long-term incentive opportunity)

Stock options entitle executives to purchase stock at the exercise price (closing price on date of grant) for up to ten years. Options expire at the end of ten years if they have not been exercised by that time. Stock options deliver value to executives if the company’s stock price appreciates, directly aligning executive compensation with the value created for shareholders as reflected in stock price appreciation from the date of grant. Stock options granted in fiscal 2014 vest in equal installments over four years (25% per year) and have a ten-year term.

Once a stock option vests, an executive may purchase stock at the exercise price. The executive realizes value equal to the difference between the exercise price and the price at which our stock is trading on the New York Stock Exchange at the time of exercise.

Performance-Based Stock Awards (50% of total fiscal 2014 long-term incentive opportunity)

Performance-based stock represents an opportunity to earn a defined number of shares of our common stock if we achieve pre-set performance goals. Through performance-based stock awards granted in fiscal 2014, executives will earn stock if the company achieves specified financial goals. The value of any earned shares depends on La-Z-Boy’s future stock price. An executive’s award opportunity ranges from 50% of the executive’s target award if minimum performance requirements are met to a maximum of 200% of the target award. Payout of shares earned will be made following the conclusion of the three-year performance period.

The number of shares our executives receive, if any, will depend on how the company performs against sales growth and operating margin targets in fiscal years 2014, 2015, and 2016, and against the total shareholder return goal over the three-year performance period. Targets for the awards are based 40% on the growth in sales, 40% on operating margin, and 20% on total shareholder return.  Payouts for sales growth and operating margin results are weighted 50% on fiscal 2014 results, 30% on fiscal 2015 results, and 20% on fiscal 2016 results.  Total shareholder return is measured over the entire three-year performance period relative to the performance of the S&P 600 small cap index.

Metric (Total Weight)	Fiscal 2014 Weight (50%)	Fiscal 2015 Weight (30%)	Fiscal 2016 Weight (20%)
Sales Growth (40%)	20%	12%	8%
Operating Margin (40%)	20%	12%	8%
TSR (20%)	20%

Shares may be earned based on each factor independent of performance on the other factors. Each factor includes a minimum performance level that must be achieved before any shares are earned based on that factor. No shares are earned if the company performs below the threshold performance level of all three factors. If the company performs at the designated target level of all three factors, the target number of shares is earned. The actual number of shares earned can be more or less than target level depending on performance.

Earnings and Payouts for Prior Equity Grants

The named executive officers realized value in fiscal 2014 when the restrictions lapsed on a portion of restricted grants made in fiscal 2009 and fiscal 2010.

The named executive officers earned payouts on the performance-based equity grants made in fiscal 2012 for the three-year performance period that ended with our fiscal 2014 year end. The performance targets for fiscal 2012 grants were sales of $1.3 billion for fiscal 2014, operating income of $70 million for fiscal 2014, and a Total Shareholder Return (TSR) for the 3 year performance cycle equal to the 50th percentile of the TSR of the companies making up the S&P 600 (Small Cap) index. In measuring our performance for these awards, we included sales from our Bauhaus U.S.A. subsidiary and Lea division, which are now classified as discontinued operations, and their negative impact on our operating income.  In addition, our awards provide that any restructuring charges and gains or losses on dispositions are not included. On that basis, we achieved sales of $1.408 billion, operating income of $91.8 million, and TSR equal to the 94th percentile resulting in the maximum payout for all three goals.

In addition, our performance-based equity grants made in fiscal 2013 and fiscal 2014 (which are more fully described above) provide for the opportunity to earn a portion of the awards based on sales and operating margin targets established for each of the three years covered by the grant.

The goals established for fiscal 2014 operating performance for the fiscal 2013 grant were sales growth of 6% and operating margin of 6%.  For fiscal 2014, we achieved sales growth of 5.7% and an operating margin of 6.5%, determined as described above.

The goals established for fiscal 2014 operating performance for the fiscal 2014 grant were sales of $1.43 billion and operating margin of 6.3%.   For fiscal 2014, we achieved sales of $1.408 billion and an operating margin of 6.5% Based on our operating results, the named executive officers earned 92.5% of the sales growth target and 150% of the operating margin target for the fiscal 2013 grant and 59.0% of the sales target and 120% of the operating margin target for the fiscal 2014 grant.

These awards for the grants made in fiscal 2013 and fiscal 2014 are earned contingent on the executive’s remaining with the company through the end of the three year performance period, when they will be paid.

Our named executive officers also exercised stock options during fiscal 2014. The pre-tax amounts realized from these sources are shown in the fiscal 2014 Option Exercises and Stock Vested table (on page 38).

Fiscal 2015 Grants

Awards made to executive officers the past four fiscal years have included a mix of stock options and performance-based shares. The committee determined that equity grants made June 16, 2014 (for fiscal 2015) will be composed of stock options and performance-based shares of equal value. We intend this mix to provide a balanced focus on stock price appreciation and multi-year goal achievement.

The financial measures and related weightings for the performance-based shares will be sales growth (40%), operating margin (40%), and total shareholder return (20%) relative to the performance of the S&P 600 small cap index. The size of an equity award will be based on a percentage of the recipient’s base salary, and the percentage will vary by grade. In fiscal 2015, the committee granted our named executive officers stock options totaling 199,283 shares and performance-based equity awards covering 88,129 shares (at target).

Other Executive Compensation Program Elements

Executive Management Stock Ownership Guidelines

The committee annually monitors compliance by our executive management with stock ownership guidelines. Our executives are expected to own a fixed number of shares of company stock equal in value to a multiple of their annual base salary. Executives must achieve compliance within five years of becoming subject to the ownership guidelines. Until June 2013, we computed the requirement for each executive based on each executive’s annual salary and our stock’s average closing price in the month of April 2010. The stock ownership requirement is reset every three years, and in June 2013 we reassessed the share requirement based on each executive’s salary and a representative share price at the end of fiscal year 2013. The committee will reassess the share requirement again in 2016, and, subject to variation in our stock price, executives can expect their requirements to increase as their compensation increases.  Current stock ownership guideline values and approximate share requirements for the named executive officers are as follows:

	Guideline Value (Multiple of Salary)	Share Requirement
CEO	4x	189,000
Other named executive officers	2x	37,000 – 52,000

In determining compliance with the guidelines, we include shares owned directly, shares held in a family trust or qualified retirement program, service-based restricted stock, and performance-based shares contingently earned in completed performance periods but not yet paid out. As of April 26, 2014, all of the named executive officers were in compliance with their guidelines.

Retirement Benefits

We provide retirement benefit plans to encourage long-term employment and to help employees save for their retirement. Our named executive officers are eligible to participate in the same retirement benefit programs we offer to salaried employees at the corporate level, however, employees who are eligible for the MIP, including our named executive officers, are not eligible to participate in the annual-profit-sharing component of the 401(k) plan, which was introduced for fiscal 2013.

We currently offer 401(k) and profit sharing plans to which the company may contribute. Company matching contributions vary by operating unit and range from 0% to a maximum of 50% of the first 4% contributed by the employee. Profit sharing contributions for each participant (including all of the named executive officers) can range from 0% to 10% of the participant’s salary and bonus, based on the company’s annual profitability. Profit sharing contributions were suspended for fiscal 2009 for all participants and have not been reinstated.

Performance Compensation Retirement Plan

Effective April 27, 2013, our board of directors adopted the La-Z-Boy Incorporated Performance Compensation Retirement Plan. All of our executive officers and executive management employees participate in the plan, as do certain other key management employees designated from time to time by our compensation committee. The plan is a bonus-style arrangement that allows contribution credits to be made to accounts for the participants, based on performance, for their retirement.

The plan calls for the compensation committee to set company performance criteria and minimum performance levels (called "thresholds") for those criteria shortly after the beginning of a fiscal year for that fiscal year (although we may choose not to make any contributions in any particular year). During any year in which we set forth these criteria and thresholds, we will also set forth percentage factors (which provide different contribution rates based on the company’s actual performance compared with the performance criteria for that year and which may vary among participants). If, at the end of the fiscal year, the thresholds are met or exceeded, the account for each executive participating in the plan for the full fiscal year will receive contribution credits measured by the participant’s applicable percentage factor for that year multiplied by the sum of the participant's base salary and bonus. The contribution credits are bookkeeping credits that are each equivalent to one U.S. dollar if the participant becomes vested in the account and is later entitled to a distribution. The contribution credits will be increased each year by tracking an interest element corresponding with corporate bond yields. Any contribution credits made to any account that are determined to be the result of financial errors or omissions will be eliminated.

Distribution of an account balance will generally be made upon a participant's separation from service (except in certain circumstances where a delay is required by law or where a participant elects to delay a distribution) as long as the participant is vested at that time. To achieve vesting, the plan requires that a participant reach age 55 and that the sum of the participant's age and credited years of service equals or exceeds 65. If a participant is not vested upon separation from service, all contribution credits in the participant's account will be forfeited. Distributions of accounts will generally be made on a monthly basis over a period of 5, 10, or 20 years, as chosen by a participant; however, distributions will be made over a 20-year period if no valid election is made. Regardless of the period of distribution actually chosen, the plan applies a limit (based on a 20-year distribution period) to all participants so that a participant's monthly distribution amount may not exceed 65% of the participant's average monthly total cash compensation earned during the participant's final three complete fiscal years of service. Participants may designate beneficiaries to receive their benefits if they die before their distributions are complete.

At its June 2013 meeting, the compensation committee set total operating income as the sole performance criterion for fiscal 2014.   Named executive officers received contribution credits based on operating income performance relative to threshold and target performance levels and individual percentage factors as follows:

Performance Level	Contribution Percentage Factor *
Target and Above	CEO: 35% Other named executive officers: 25%
Threshold	CEO: 17.5% Other named executive officers: 12.5%
Below Threshold	All named executive officers: 0%
* Contribution percentage factors are interpolated for performance between threshold and target levels.  Contribution amounts equal the contribution percentage factor shown multiplied by the sum of base salary and bonus earned during the fiscal year.

Actual operating income performance of $91,836,000 exceeded threshold and target performance levels of $57,600,000 and $90,000,000, respectively.  As a result, Mr. Darrow and the other named executive officers received contributions equal to 35% and 25%, respectively, of the sum of their base salary and bonus earned for fiscal 2014.

At its June 2014 meeting, the compensation committee again set total operating income as the sole performance criteria for fiscal 2015. Named executive officers will receive contribution credits based on the same operating income performance relative to threshold and target performance levels and individual percentage factors as shown in the table above.

Executive Deferred Compensation Plan

Our 2005 Executive Deferred Compensation Plan allows executives to defer pay they have earned. Participants may elect to defer up to 100% of their salaries and up to 100% of the portion of their annual cash incentive award (under the MIP) that is based on company performance. In addition, the company may contribute to this plan any company 401(k) match and profit sharing contributions that cannot be credited to the executives’ accounts due to the Internal Revenue Code compensation limitations that apply to the tax-qualified retirement plans. Such limits may apply because the executive’s contributions and the company’s matching contributions were limited by either the annual contribution limit — $17,500 for 2014 — or the annual compensation limit — $260,000 for 2014, or a contribution to the executive’s account in the profit-sharing plan would have caused the plan to fail discrimination testing. Named executive officers’ salary and bonus deferrals are detailed in the Fiscal 2014 Non-Qualified Deferred Compensation table on page 39.

The executive’s contributions to the 401(k) plan may be returned following discrimination testing for highly compensated personnel, and if so, the contributions returned to executives are not deferrable into this plan.

Named Executive Officer Change in Control Agreements

We have change in control agreements with our named executive officers to ensure continuity of our leadership in the event the company’s ownership changes. The agreements define a change in control as any event that must be reported in Item 6(e) of Schedule 14A of Regulation 14A issued under the Securities Exchange Act of 1934 that qualifies as a change of control event pursuant to Internal Revenue Code Section 409A. This generally occurs when a person, entity or group acquires ownership of 30% of our stock, if a person, entity or group acquires an amount that increases its holding to more than 50% of the value or voting power of the company stock, if a majority of the company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the directors before the date of the appointment or election, or if 40% or more of the company’s assets are acquired.

The agreements provide for the following cash severance payouts upon the occurrence of both a change in control and a qualifying termination of employment within a two-year period (three years for the CEO) following the change in control. Payouts are calculated as two times the executive’s current base salary plus two times the executive’s average annual bonus amount paid over the three-year period immediately prior to the change in control (three times salary plus three-year average bonus for the CEO). During their respective cash severance terms following the change in control, executives will also receive a continuation of medical and life insurance benefits. With respect to outstanding equity awards under our La-Z-Boy Incorporated 2004 Long- Term Equity Award Plan, we utilize a single-trigger approach whereby an executive’s outstanding unvested stock options and restricted shares will immediately fully vest upon the occurrence of the change in control. Similarly, upon a change in control, outstanding performance-based share awards will be payable based on performance through the change in control date. The La-Z-Boy Incorporated 2004 Long-Term Equity Award Plan was replaced by the La-Z-Boy Incorporated 2010 Omnibus Incentive Plan, and awards under the new plan have a double trigger vesting requirement (change in control, followed by a qualifying termination of employment). Under our current change in control agreements, we utilize a ‘‘best-net’’ approach wherein the company will reduce payments below the safe harbor limit (defined as the amount below which no excise tax liability is incurred with respect to change in control payments to executives) only if doing so results in a greater after-tax benefit to the executive. The executive is responsible for the excise tax, and the company does not pay any tax gross-up on the excise tax. Additional information regarding the change in control agreements and estimated termination payments to executives is presented on page 39.

Named Executive Officer Severance Plan

The severance plan for the named executive officers is designed to assist the company in attracting and retaining quality executive talent while providing the company some protection against competition and solicitation by former executives.

The severance plan provides that the company is to pay a named executive officer severance if the company discharges the executive except ‘‘for cause’’ or if the named executive officer leaves the company with ‘‘good reason.’’ In that event, the company would pay the CEO severance for 24 months after the CEO’s employment ends and would pay the other named executive officers severance for 12 months after a qualifying termination of employment. Severance is to be paid at the level of a departing executive’s base salary at the time the executive’s employment ended. Discharge ‘‘for cause’’ would generally include employee acts of fraud, reckless misconduct, substandard performance that is not corrected, and similar acts or failures to act. Resignation for ‘‘good reason’’ would generally include a resignation triggered by a reduction in the employee’s pay, unless similarly situated employees are similarly affected, or a requirement that the executive relocate.

Executives will receive medical benefits during the time they receive severance. The severance periods of 24 and 12 months were established based on the market and peer company analysis. Entitlement to severance benefits is subject to the officer’s compliance with non-competition and non-solicitation covenants for the duration of the severance term. Executives are entitled to receive and retain only that portion of the severance pay that is in excess of compensation they receive from other employment during the severance period.

Other Considerations

Deductibility of Executive Compensation

We monitor our executive pay programs with respect to current federal tax law to maximize the deductibility of compensation paid to named executives. Section 162(m) of the Internal Revenue Code generally precludes public companies from taking a tax deduction for compensation over $1 million paid to a named executive officer unless the compensation is performance-based. Performance-based stock awards and stock option grants made under both the 2004 Long-term Equity Award Plan and the La-Z-Boy Incorporated 2010 Omnibus Incentive Plan, and the short term cash incentive awards under the 2010 Omnibus Incentive Plan, all are intended to qualify as performance-based compensation exempt from the tax deduction limit so long as the performance goal requirements of Section 162(m) have been met. Restricted stock awards generally do not qualify.

Recoupment of Incentive Payments

In accordance with our policy, we will require reimbursement of annual or long-term incentive payments, and we will eliminate contribution credits under the Performance Compensation Retirement Plan, made to any management employee if the board of directors determines that the employee engaged in misconduct that resulted in a material inaccuracy in our financial statements or performance metrics used to make incentive payments or awards, and the employee would have received a lower payment if calculated based on accurate financial statements or performance metrics. If it is determined that any contribution credits to the La-Z-Boy Incorporated Performance Compensation Retirement Plan were made based on a contribution formula that took into account any erroneous financial statements or other financial errors or misstatements, the participant accounts will be adjusted to reflect contribution credits based on the complete and accurate financial information.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on this review and discussion, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the company’s Annual Report on Form 10-K and this proxy statement.

W. Alan McCollough, Chairman
Richard M. Gabrys
Janet L. Gurwitch
H. George Levy, MD
Dr. Nido R. Qubein
Michael T. Lawton

EXECUTIVE
COMPENSATION

The Summary Compensation Table and other tables present pay for our named executive officers received for fiscal 2014.

Named Executive Offıcers as of April 26, 2014
•	Kurt L. Darrow (age 59), Chairman, President, and Chief Executive Officer
•	Louis M. Riccio, Jr. (age 51), Senior Vice President and Chief Financial Officer
•	Mark S. Bacon, Sr. (age 51), Senior Vice President and President La-Z-Boy Branded Business
•	Steven M. Kincaid (age 65), Senior Vice President and President Casegoods Product
•	Otis S. Sawyer (age 56), Senior Vice President and President Non-Branded Upholstered Product

Summary Compensation Table

The Summary Compensation Table presents ‘‘total compensation’’ (see footnotes for the included pay elements) for the named executive officers.

•	Actual value realized in fiscal 2014 for previously granted long-term incentives is presented in the Option Exercises and Stock Vested table on page 38.

•	Target annual and long-term incentive opportunities for fiscal 2014 are presented in the Grants of Plan-Based Awards table on page 35.

2014 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)

Kurt L. Darrow	2014	$874,317	$1,099,991	$1,099,965	$900,546	$707,041	$4,681,860
Chairman, President &	2013	$842,484	$859,350	$974,534	$876,183	$39,789	$3,592,340
Chief Executive Officer	2012	$816,651	$2,008,230	$510,452	$881,983	$24,087	$4,241,403

Louis M. Riccio, Jr	2014	$422,492	$265,620	$265,618	$326,375	$204,159	$1,484,264
Senior Vice President &	2013	$408,325	$208,230	$236,147	$318,494	$16,203	$1,187,399
Chief Financial Officer	2012	$395,826	$486,845	$123,747	$320,619	$10,066	$1,337,103

Mark S. Bacon	2014	$476,991	$300,004	$299,984	$368,475	$229,862	$1,675,316
Senior Vice President &	2013	$459,991	$234,648	$266,093	$358,793	$264,631	$1,584,156
President La-Z-Boy Branded Business	2012	$441,658	$547,695	$139,211	$357,743	$10,592	$1,496,899

Steven M. Kincaid	2014	$379,993	$189,990	$189,988	$234,836	$172,016	$1,166,823
Senior Vice President &	2013	$378,326	$154,401	$175,092	$236,075	$16,583	$960,477
President Casegoods Product	2012	$368,326	$360,265	$91,576	$238,675	$11,254	$1,070,096

Otis S. Sawyer	2014	$348,096	$175,009	$174,985	$215,123	$141,100	$1,054,313
Senior Vice President &	2013	$337,269	$137,739	$156,204	$210,456	$363	$842,031
President Non-Branded Upholstered Product	2012	$326,923	$321,313	$81,670	$211,846	$363	$942,115

(1) Reflects the value at target of the performance-based awards granted during fiscal 2012, 2013 and 2014. We valued the performance-based share awards using the closing price of La-Z-Boy stock on the date of grant. Of the total long term incentive opportunity, grants for 2012 were composed of stock options (25%) and performance- based shares (75%). The committee determined that the grants for 2013 and 2014 would be composed of stock options (50%) and performance-based shares (50%) to align with best practices of U.S. companies utilizing both of these long-term incentive vehicles as part of their executive compensation strategy.

Maximum value of performance-based shares is shown below:

Name	2014	2013	2012
Kurt L. Darrow*	$2,199,981	$1,718,700	$3,272,500
Louis M. Riccio, Jr.	$531,240	$416,460	$973,690
Mark S. Bacon, Sr.	$600,009	$469,296	$1,095,390
Steven M. Kincaid	$379,980	$308,802	$720,530
Otis S. Sawyer	$350,018	$275,478	$642,626

*Maximum value of Mr. Darrow’s 2012 award reflects the Omnibus Plan annual share limit of 350,000 shares

(2) Reflects the total grant date fair value of the stock option awards granted during the fiscal year. For additional information regarding the assumptions we used in valuing the awards, refer to the Stock-Based Compensation notes to the Consolidated Financial Statements found in Item 8 of Part II of our Forms 10-K (Note 12 for fiscal 2012, Note 14 for fiscal 2013, and Note 16 for fiscal 2014).

(3) Consists of cash awards for the achievement of performance results for the respective year made under our management incentive program. Payments are made in the first quarter following completion of the fiscal year.

(4) All Other Compensation for fiscal 2014 consists of the following:

•	Company contributions to the 401(k) Plan and contributions or credits to the Executive Deferred Compensation and Performance Compensation Retirement Plans of the following amounts: Mr. Darrow $656,367, Mr. Riccio $202,037, Mr. Bacon $228,083, Mr. Kincaid $166,028 and Mr. Sawyer $140,805.

•	Company paid life insurance premiums, physicals and tax reimbursements related to company contributions to the deferred compensation plans (made in the prior year).

•	Our incremental cost of $41,304 for Mr. Darrow’s personal use of company aircraft, which is calculated by multiplying the aircraft’s hourly variable operating cost by a trip’s flight time. Variable operating costs consist of fuel, landing and parking fees, variable maintenance, variable pilot expenses for travel and any special catering costs and other miscellaneous variable costs. On certain occasions, his spouse accompanied Mr. Darrow on a flight. No additional incremental operating cost is incurred in such situations under the foregoing methodology. We did not pay Mr. Darrow any amounts in connection with taxes on income imputed to him for personal use of our aircraft.

Grants of Plan-Based Awards

The following table provides details of all incentive plan-based awards granted to the named executive officers during fiscal 2014. Specifically, the table presents the following fiscal 2014 incentive awards:

•	Annual management incentive award (MIP) potential award range (see ‘‘Estimated Future Payouts Under Non-Equity Incentive Plan Awards’’ columns). The actual awards are shown in the Summary Compensation Table (see page 33).

•	Performance-based shares

•	Stock options

Fiscal 2014 Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payout Under Equity Incentive Plan Awards(2)			All Other Stock Awards:	All Other Option Awards: Number of	Exercise or Base Price of	Grant Date
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Number of Shares or Units (#)	Securities Underlying Options (#)	Option Awards ($/Share)	Fair Value of Stock & Option Awards(3)($)
Kurt L. Darrow
2014 Annual Incentive (MIP)		174,863	874,317	1,748,634
Performance-Based Shares	6/17/2013				2,308	57,712	115,424				1,099,991
Non-Qualified Stock Options	6/17/2013								94,580	19.06	1,099,965

Louis M. Riccio, Jr.
2014 Annual Incentive (MIP)		63,374	316,869	633,738
Performance-Based Shares	6/17/2013				557	13,936	27,872				265,620
Non-Qualified Stock Options	6/17/2013								22,839	19.06	265,618

Mark S. Bacon, Sr.
2014 Annual Incentive (MIP)		71,549	357,743	715,486
Performance-Based Shares	6/17/2013				630	15,740	31,480				300,004
Non-Qualified Stock Options	6/17/2013								25,794	19.06	299,984

Steven M. Kincaid
2014 Annual Incentive (MIP)		45,599	227,996	455,992
Performance-Based Shares	6/17/2013				399	9,968	19,936				189,990
Non-Qualified Stock Options	6/17/2013								16,336	19.06	189,988

Otis S. Sawyer
2014 Annual Incentive (MIP)		41,772	208,858	417,716
Performance-Based Shares	6/17/2013				367	9,182	18,364				175,009
Non-Qualified Stock Options	6/17/2013								15,046	19.06	174,985

(1)	Actual awards could have been up to 200% of target for the MIP based on performance results.
(2)	The ‘‘Threshold’’ estimated future payout shown reflects meeting the threshold for just the sales growth or operating margin goal in the third year of the performance cycle.
(3)	The value of performance-based shares equals the target number of shares at the closing price of La-Z-Boy stock on the grant date ($19.06). The value of non-qualified stock options is the fair value ($11.63 per share) and will be expensed over the vesting period.

Outstanding Equity Awards at 2014 Fiscal Year-End

The following table presents all outstanding stock options and unvested stock awards (performance- based stock and restricted stock) held by the named executive officers at the end of the fiscal year. Market values for the unvested stock awards are presented based on the closing price of the company’s stock on April 25, 2014, of $24.55.

		Option Awards				Stock Awards
Name	Grant Year	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Kurt L. Darrow
Restricted Shares						11,550	283,553
Performance-Based Shares						71,705	1,760,358	86,317	2,119,082
Stock Options	2014	—	94,580	19.06	6/17/2023
	2013	30,957	92,872	11.97	7/11/2022
	2012	38,207	38,208	9.35	7/13/2021
	2011	25,735	8,579	7.75	7/14/2020

Louis M. Riccio, Jr.
Restricted Shares						5,174	127,022
Performance-Based Shares						17,357	426,114	20,888	512,800
Stock Options	2014	—	22,839	19.06	6/17/2023
	2013	—	22,504	11.97	7/11/2022
	2012	—	9,263	9.35	7/13/2021
	2011	—	2,498	7.75	7/14/2020

Mark S. Bacon, Sr.
Restricted Shares						5,174	127,022
Performance-Based Shares						19,573	480,517	23,558	578,349
Stock Options	2014	—	25,794	19.06	6/17/2023
	2013	8,453	25,358	11.97	7/11/2022
	2012	5,210	10,420	9.35	7/13/2021
	2011	2,497	2,498	7.75	7/14/2020

Steven M. Kincaid
Restricted Shares						5,174	127,022
Performance-Based Shares						12,740	312,767	15,267	374,805
Stock Options	2014	—	16,336	19.06	6/17/2023
	2013	5,562	16,686	11.97	7/11/2022
	2012	6,854	6,855	9.35	7/13/2021
	2011	7,491	2,498	7.75	7/14/2020

Otis S. Sawyer
Restricted Shares						5,174	127,022
Performance-Based Shares						11,469	281,564	13,793	338,618
Stock Options	2014	—	15,046	19.06	6/17/2023
	2013	4,962	14,886	11.97	7/11/2022
	2012	6,113	6,113	9.35	7/13/2021
	2011	7,491	2,498	7.75	7/14/2020

(1)  Stock options that were unvested will vest as follows:

Grant Year	Options Vesting Schedule
2014	Unvested options vest 25% on June 17, 2014, 25% on June 17, 2015, 25% on June 17, 2016, and 25% on June 17, 2017.
2013	1⁄3 of the unvested options vest on July 11, 2014, 1⁄3 on July 11, 2015, and 1⁄3 on July 11, 2016.
2012	50% of the unvested options vest on July 13, 2014 and 50% on July 13, 2015.
2011	Unvested options vest July 14, 2014.

(2)  Unvested restricted share grants will vest as follows:

	2010 Grant(a)	Total
Kurt L. Darrow	11,550	11,550
Louis M. Riccio, Jr.	5,174	5,174
Mark S. Bacon, Sr.	5,174	5,174
Steven M. Kincaid	5,174	5,174
Otis S. Sawyer	5,174	5,174

(a)  25% of the original restricted share grants vested on July 8, 2012 and 25% on July 8, 2013. Unvested shares (the remaining 50%) are shown and vest on July 8, 2014.

The earned but unvested performance-based shares will vest as follows:

	2014 Grant(a)	2013 Grant(b)	Total
Kurt L. Darrow	20,661	51,044	71,705
Louis M. Riccio, Jr.	4,989	12,368	17,357
Mark S. Bacon, Sr.	5,635	13,938	19,573
Steven M. Kincaid	3,568	9,172	12,740
Otis S. Sawyer	3,287	8,182	11,469

(a)  Earned and unvested shares are shown and vest on April 30, 2016.
(b)  Earned and unvested shares are shown and vest on April 25, 2015.

(3)  Unearned performance-based shares are shown assuming target performance for fiscal year 2014 for each goal and maximum performance for fiscal year 2013 for each goal.

	Performance-Based Shares
Name	Fiscal year 2014 Grant At Target(a)	Fiscal year 2013 Grant At Maximum(b)	Total
Kurt L. Darrow	34,627	51,690	86,317
Louis M. Riccio, Jr.	8,362	12,526	20,888
Mark S. Bacon, Sr.	9,444	14,114	23,558
Steven M. Kincaid	5,981	9,286	15,267
Otis S. Sawyer	5,509	8,284	13,793

(a)  Three-year performance period ends fiscal 2016 (April 2016).
(b)  Three-year performance period ends fiscal 2015 (April 2015).

Option Exercises and Stock Vested

The following table provides details for each of the named executive officers regarding stock options exercised and stock awards vested during fiscal 2014.

Option Exercises and Stock Vested in Fiscal 2014

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Kurt L. Darrow	119,225	1,307,767	383,048	8,961,489
Louis M. Riccio, Jr.	60,268	1,050,813	112,526	2,635,512
Mark S. Bacon, Sr.	31,013	553,768	127,242	2,986,222
Steven M. Kincaid	47,913	773,036	85,450	1,995,706
Otis S. Sawyer	36,013	637,284	77,118	1,798,821

(1)  Amounts reflect the difference between the exercise price of the stock option and the market price of La-Z-Boy Incorporated’s stock at the time of exercise.

(2)  The dollar value of the vested restricted stock reflects the total pre-tax value realized (based on the price of La-Z-Boy stock at vesting). The dollar value of the vested performance-based shares is based on the closing price of the company’s stock on the vesting date, June 16, 2014.

Non-Qualified Deferred Compensation

As described in the Compensation Discussion and Analysis above, our named executive officers are eligible to receive contribution credits under our Performance Compensation Retirement Plan, and they are eligible to participate in our Executive Deferred Compensation Plan.  The following table provides details for the named executive officers regarding the performance compensation retirement plan adopted in April 2013.  Contributions are made in the first quarter following the completion of the fiscal year.

Fiscal 2014 - Non-Qualified Deferred Compensation
Under Performance Compensation Retirement Plan

Name	Executive Contribution in FY 2014 ($)(1)	Registrant Contributions in FY 2014 ($)(2)	Aggregate Earnings in FY 2014 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at FYE 2014 ($)(3)
Kurt L. Darrow	—	$621,202	—	—	$621,202
Louis M. Riccio, Jr.	—	$187,217	—	—	$187,217
Mark S. Bacon, Sr.	—	$211,367	—	—	$211,367
Steven M. Kincaid	—	$153,707	—	—	$153,707
Otis S. Sawyer	—	$140,805	—	—	$140,805

(1)  n/a – no executive contributions

(2)  Mr. Darrow and the other named executive officers received company contributions equal to 35% and 25%, respectively, of the sum of  their base salary and bonus earned for fiscal 2014.  Contribution is made in the first quarter following the completion of the fiscal year. These contributions are included in the Summary Compensation Table as part of All Other Compensation.

(3)  Accrued balances reflect total company contributions for fiscal 2014.  Please refer to page 29 for a discussion of vesting and distribution criteria.

Non-Qualified Deferred Compensation

The following table provides details for the named executive officers regarding their non-qualified deferred compensation accounts as of April 26, 2014. Company contribution amounts reflect contributions to the 401(k) plan that could not be made under the qualified plan due to IRS rules. Aggregate balances include deferred salary and MIP awards earned in prior years but voluntarily deferred by the officers. Additional discussion of our non-qualified deferred compensation program is presented below the table.

Fiscal 2014 Non-Qualified Deferred Compensation
Under Executive Deferred Compensation Plan

Name	Executive Contribution in FY 2014 ($)(1)	Registrant Contributions in FY 2014 ($)(2)	Aggregate Earnings in FY 2014 ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at FYE 2014 ($)(4)
Kurt L. Darrow	204,287	29,683	228,229	—	2,151,241
Louis M. Riccio, Jr.	79,623	10,620	52,382	—	398,718
Mark S. Bacon, Sr.	—	11,496	(50)	—	29,195
Steven M. Kincaid	—	8,521	177,813	—	1,903,878
Otis S. Sawyer	—	—	(4,783)	—	318,967

(1)  Elective deferrals of base salary or fiscal 2013 MIP awards paid in fiscal 2014. Amounts included in Base Salary and Non- Equity Incentive Plan Compensation in the Summary Compensation Table on page 33 are: Mr. Darrow Base Salary $29,050 and Non-Equity Incentive Plan Compensation $175,237 and Mr. Riccio Non- Equity Incentive Plan Compensation $79,623.

(2)  Company contributions to the Executive Deferred Compensation Plan to cover 401(k) contributions that could not be made under the qualified plans. Amounts are included in All Other Compensation in the Summary Compensation Table.

(3)  Earnings were not reported in the Summary Compensation Table because they were not above-market or preferential.

(4)  The portions of the aggregate balance representing executive and company contributions made for prior years were reported in the appropriate columns of our Summary Compensation Tables for the respective years. Amounts shown are fully vested.

All of the executives’ deferrals and any company match or profit sharing amounts are added to a recordkeeping account. The account is credited with earnings or losses, depending upon actual performance of the mutual-fund-type investment options the participant has chosen. These are the same investment options available to non-executive participants.

Payment of a participant’s account balance is deferred until a date designated by the participant upon making the deferral election. The deferral amounts are paid either in one lump sum or in annual installments for up to 15 years. Upon a participant’s death, any remaining balance in the participant’s account is paid to the participant’s designated beneficiary.

Estimated Payments Upon Termination or Change in Control

This section presents the estimated incremental payments to the named executive officers upon a termination of employment. Estimated payouts are provided for the following termination events:

•	Amounts payable upon termination, regardless of manner.

•	Amounts potentially payable upon disability, retirement or death.

•	Amounts potentially payable upon a change in control and a subsequent termination of employment.

•	Amounts potentially payable upon involuntary termination without cause or termination by the named executive officer with ‘‘good reason’’ under the terms of the severance plan.

Payments Made Upon Termination

An officer is entitled upon termination to receive amounts earned during the term of employment. These amounts, which are not included in the table below, consist of:

•	Accrued salary and unused vacation.

•	Amounts contributed and vested under retirement and non-qualified deferred compensation plans.

No other payments are made upon a termination of employment except when the termination is due to the executive’s disability, retirement, or death, change in control of the company, or involuntary termination without cause or termination by the named executive officer with ‘‘good reason.’’ Payments upon disability, retirement, or death are based on plan provisions that apply to all participants in the pertinent plans. Payments made to named executive officers upon a termination of employment due to the executive’s disability, retirement, or death, or change in control of the company are described below. Payments made upon involuntary termination without cause or termination by the named executive officer with ‘‘good reason’’ are described in Named Executive Officer Severance Plan on page 31. We have change in control agreements only with the named executive officers. The Table of Estimated Payments details each type of payment.

Payments Made Upon Disability or Retirement

In the event of disability or retirement, the officer will receive the following incremental benefits:

•	Stock options: Accelerated vesting of unvested options.

•	Restricted shares: For grants made prior to fiscal year 2011, restrictions lapse at retirement provided the employee remained in the employ of La-Z-Boy or a subsidiary for at least one year after the grant date of the award. In the event of disability, the restrictions will lapse. Grants made beginning in fiscal year 2011 under the La-Z-Boy Incorporated 2010 Omnibus Incentive Plan do not have an accelerated vesting provision at retirement and restricted shares will be forfeited. In the event of disability, the restrictions will lapse.

•	Performance-based shares: For awards granted prior to fiscal year 2015, if the executive remained in the employ of the company or a subsidiary for at least one year after the grant date of the award, awards will remain outstanding until the end of the three-year duration of the grant. If, at that time, awards are paid for the period, the executive will receive a partial award based on the company’s performance up to the executive’s termination of active employment. For awards granted in fiscal year 2015, the executive is eligible to receive a partial payout following the end of the three-year performance period based on the company’s performance in any fiscal years that had been completed at the time the executive retires or becomes disabled.

•	MIP awards: Payment of the MIP percentage award an officer would have received based on performance results, applied to the officer’s actual earnings during the year. The MIP awards earned and paid for fiscal 2014 performance, which are reported in the Summary Compensation Table on page 33, are not included in the table below.

Payments Made Upon Death

In the event of death, the officer’s beneficiary will receive the following incremental benefits:

•	Stock options: Accelerated vesting of unvested options.

•	Restricted shares: Restrictions lapse.

•	Performance-based shares: For awards granted before fiscal year 2015, the committee may, in its discretion, provide for payment of awards, in whole or in part. Where the committee provides for payment, the company may, in its discretion and at the request of a deceased employee’s personal representative, provide for payment prior to the conclusion of the performance period as follows:

¡ Pay 35% of the maximum award if the officer’s last day of active employment was during the first half of the performance period; or

¡ Pay 50% of the maximum award if the officer’s last day of active employment was during the second half of the period.

For awards granted in fiscal year 2015, unless the committee in its discretion determines otherwise, we will make a partial payout at the end of the performance period based on the company’s performance in any fiscal years that had been completed at the time of the executive’s death.

•	MIP awards: Payment of the MIP percentage award an officer would have received based on performance results, applied to actual earnings during the year. The MIP awards earned and paid for fiscal 2014 performance, which are reported in the Summary Compensation Table on page 33, are not included in the following table.

Additionally, the officer will receive benefits under disability or life insurance plans available generally to all salaried employees. These potential payments are not reflected in the table.

Change in Control

The change in control agreements are designed to ensure continued management in the event of an actual or threatened change in control of the company. The agreements provide that in the event a named executive officer is terminated other than upon death, disability or for cause within two years (three years for the CEO) after a change in control, the executive will be entitled to the following:

•	Cash severance payments equal to two times annualized salary plus two times the average bonus amount paid in the prior three years. The CEO will receive payments equal to three times annualized salary plus three times the average bonus amount paid in the prior three years.

•	Continuation of health benefits and life insurance for two years for the other named executive officers and three years for the CEO.

•	Reimbursement of certain legal fees and expenses incurred by the employee in enforcing the agreement.

The agreements automatically renew for an additional one-year period unless either party gives the other 90 days’ prior notice of non-extension. If a change in control occurs, the agreements automatically extend for 36 months.

The agreements employ a ‘‘best-net’’ approach to excise taxes related to change in control payments. The executive is responsible for excise taxes on any parachute payments, and we do not pay any tax gross-ups on these payments. We will reduce payments below the parachute payment threshold only if doing so results in a greater after-tax benefit to the executive. This ‘‘best-net’’ approach delivers a greater portion of the intended severance benefit to the executive without the company incurring the additional expense of a tax gross-up.

Under the 2010 Omnibus Incentive Plan, awards have a double trigger vesting requirement (change in control, followed by a qualifying termination of employment).

Table of Estimated Payments

The following table presents estimated incremental payments (payable as the result of the specified termination event) that would have been payable in the event of change in control, disability, retirement, death, or involuntary termination under the terms of the severance plan. The value of equity awards is based on the closing price of $24.55 of the company’s stock on April 25, 2014 (the last business day of the fiscal year). The amounts provided below are the estimated incremental amounts that would have been payable to the named executive officer. The actual amounts paid in future years, if any, will depend upon the executive’s pay, terms of separation, severance and/or change in control policy in place, and the company’s stock price at the time of termination.

Estimated Payments Upon Termination or Change in Control

Name and Benefit	Change in Control $	Retirement $(1)(2)	Disability/ Death $(1)	Involuntary Termination or Termination with Good Cause Under Severance Plan $
Kurt L. Darrow
Base Salary (3 times annual salary)	2,640,000
Annual Incentive (3 times average actual MIP amount paid in prior 3 years)	1,882,364
Stock Options (accelerated vesting)	344,227	2,412,463	2,412,463
Restricted Shares (accelerated vesting)	5,864	283,553	283,553
Broad-Based Benefits(4)	17,817			10,668
Severance Payment				1,760,000
Total Incremental Pay(3)	4,890,272	2,696,016	2,696,016	1,770,668

Louis M. Riccio, Jr.
Base Salary (2 times annual salary)	850,000
Annual Incentive (2 times average actual MIP amount paid in prior 3years)	448,325
Stock Options (accelerated vesting)	83,540		591,250
Restricted Shares (accelerated vesting)	2,627		127,022
Broad-Based Benefits(4)	33,880			16,648
Severance Payment				425,000
Total Incremental Pay(3)	1,418,372		718,272	441,648

Mark S. Bacon, Sr.
Base Salary (2 times annual salary)	960,000
Annual Incentive (2 times average actual MIP amount paid in prior 3 years)	501,440
Stock Options (accelerated vesting)	94,015		660,963
Restricted Shares (accelerated vesting)	2,627		127,022
Broad-Based Benefits(4)	28,768			14,054
Severance Payment				480,000
Total Incremental Pay(3)	1,586,850		787,985	494,054

Steven M. Kincaid
Base Salary (2 times annual salary)	760,000
Annual Incentive (2 times average actual MIP amount paid in prior 3 years)	338,099
Stock Options (accelerated vesting)	61,536	445,757	445,757
Restricted Shares (accelerated vesting)	2,627	127,022	127,022
Broad-Based Benefits(4)	19,811			9,644
Severance Payment				380,000
Total Incremental Pay(3)	1,182,073	572,779	572,779	389,644

Otis S. Sawyer
Base Salary (2 times annual salary)	700,000
Annual Incentive (2 times average actual MIP amount paid in prior 3 years)	300,135
Stock Options (accelerated vesting)	55,605	404,752	404,752
Restricted Shares (accelerated vesting)	2,627	127,022	127,022
Broad-Based Benefits(4)	8,148			3,896
Severance Payment				350,000
Total Incremental Pay(3)	1,066,515	531,774	531,774	353,896

1.	Reflects value as of April 25, 2014, of all outstanding restricted shares and stock options.
2.	Messrs. Riccio and Bacon are not eligible for retirement because they are not 55 years old.
3.	Total incremental pay represents amounts received by the officer before the officer’s payment of applicable excise and/or income taxes.
4.	Change in Control — two years (three years for CEO) of health/insurance coverage. Severance Plan —health insurance during the time of severance.

PROPOSAL NO. 2:

ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

Section 14A of the Securities Exchange Act of 1934 requires that we provide you the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers (those executive officers named in the Summary Compensation Table above), as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC, including Item 402 of the SEC’s Regulation S-K.

As described in detail in the “Compensation Discussion and Analysis,” we seek to closely align the interests of our executive officers with those of our shareholders. We have endeavored to design our compensation programs to reward our named executive officers and other executive employees for individual and company-wide achievements without encouraging them to subject our company to excessive risks. Before voting on this proposal, please read the “Compensation Discussion and Analysis” and review the compensation disclosure tables and related narrative discussion above. Those materials provide a detailed explanation of our executive compensation philosophy and practices.

The vote on this resolution is not intended to address any specific element of compensation but is instead a vote on approving the overall compensation of our named executive officers as described in this proxy statement. The vote is advisory, which means that the vote is not binding on La-Z-Boy, our board of directors, or our compensation committee.

Our management will present the following resolution to the meeting:

RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S–K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby approved.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NO. 2.

PROPOSAL NO.  3:

TO RATIFY THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2015. PricewaterhouseCoopers LLP acted as our independent registered public accounting firm for fiscal 2014, and we believe it is well qualified to act in that capacity again this year. Representatives of PricewaterhouseCoopers LLP will be present at the meeting with the opportunity to make a statement and answer questions.

We ask you to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, the board is submitting the selection of PricewaterhouseCoopers LLP to you for ratification as a matter of good corporate practice. The audit committee will reconsider the selection if it is not ratified.  In addition, the audit committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of La-Z-Boy and our shareholders.

Our management will present the following resolution to the meeting:

RESOLVED, that the audit committee’s selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for La-Z-Boy Incorporated for fiscal 2015 is ratified.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR PROPOSAL NO. 3.

OTHER MATTERS

Next Annual Meeting

Shareholder Proposals for the 2015 Annual Meeting

Pursuant to the rules of the Securities and Exchange Commission, if a shareholder wishes to submit a proposal for possible inclusion in La-Z-Boy Incorporated’s 2015 proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, we must receive it on or before March 11, 2015.

Our bylaws provide that a shareholder may nominate a candidate for election as a director at an annual meeting of shareholders, or propose business for consideration at such meeting outside of Rule 14a-8, only by written notice containing the information required by the bylaws delivered to the Secretary at our principal executive offices not later than the 90th day, and not earlier than the 120th day, prior to the first anniversary of the preceding year’s annual meeting. Accordingly, a shareholder nomination or proposal intended to be considered at the 2015 annual meeting must be received by the Secretary on or after April 22, 2015, and no later than May 22, 2015. Proxies for next year’s annual meeting may confer discretionary authority to vote on any shareholder proposal for which we do not receive a timely notice.

All proposals must be in writing and should be mailed to La-Z-Boy Incorporated, to the attention of the Corporate Secretary, 1284 North Telegraph Road, Monroe, MI 48162. A copy of the bylaws may be obtained by written request to the same address.

You may vote by mail, by telephone, or on the Internet.  Your vote is important.  Even if you plan to attend the meeting, please vote by proxy card, telephone, or computer as soon as possible.

BY ORDER OF THE BOARD OF
DIRECTORS

James P. Klarr, Secretary

Monroe, Michigan
July 9, 2014

We will send you a copy of our Form 10-K Annual Report for the fiscal year ended April 26, 2014, without charge if you send a written request to: Office of the Secretary, La-Z-Boy Incorporated, 1284 North Telegraph Road, Monroe, Michigan 48162. You also can obtain copies of our Form 10-K and the other reports we file with the SEC on our website at http://investors.la-z-boy.com or through the SEC’s website at www.sec.gov.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

LA-Z-BOY INCORPORATED
1284 NORTH TELEGRAPH ROAD MONROE, MI 48162-3390
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

O VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS For Withhold For All All All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR the following: 01 Kurt L. Darrow 02 John H. Foss 03 Richard M. Gabrys 04 Janet L. Gurwitch 05 David K. Hehl 06 Edwin J. Holman 07 Janet E. Kerr 08 Michael T. Lawton 09 H. George Levy, MD 10 W. Alan McCollough 11 Dr. Nido R. Qubein The Board of Directors recommends you vote FOR proposals 2 and 3 For Against Abstain. 2 To approve, on an advisory basis, the compensation of the Company's named executive officers as set forth in the Proxy Statement. 3 Board's proposal to ratify PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2015. NOTE: In their discretion the Proxies are authorzied to act upon such other business as may properly come before the meeting or any adjournment thereof. When shares are held by joint tenants both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

LA-Z-BOY INCORPORATED
Annual Meeting of Shareholders
August 20, 2014 11:00 AM

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Kurt L. Darrow and Richard M. Gabrys, and both of them, Proxies with power of substitution to attend the Annual Meeting of the shareholders of La-Z-Boy Incorporated to be held at the La-Z-Boy Incorporated Auditorium, 1284 North Telegraph Road, Monroe, Michigan, August 20, 2014 at 11:00 A.M., Eastern Daylight Time, and any adjournment thereof, and thereat to vote all shares now or hereafter standing in the name of the undersigned.

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is made, this proxy will be voted FOR all the director nominees listed in Proposal 1, and FOR Proposals 2 and 3.

Continued and to be signed on reverse side

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS For Withhold For All All All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR the following: 01 Kurt L. Darrow 02 John H. Foss 03 Richard M. Gabrys 04 Janet L. Gurwitch 05 David K. Hehl 06 Edwin J. Holman 07 Janet E. Kerr 08 Michael T. Lawton 09 H. George Levy, MD 10 W. Alan McCollough 11 Dr. Nido R. Qubein The Board of Directors recommends you vote FOR proposals 2 and 3 For Against Abstain. 2 To approve, on an advisory basis, the compensation of the Company's named executive officers as set forth in the Proxy Statement. 3 Board's proposal to ratify PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2015. NOTE: In their discretion the Proxies are authorzied to act upon such other business as may properly come before the meeting or any adjournment thereof. When shares are held by joint tenants both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. Signature [PLEASE SIGN WITHIN B